UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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OraSure Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

April 7, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders to be held on Tuesday, May 13, 2008, at the Historic Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018, at 10:00 a.m. Eastern Time. Your Board of Directors and Executive Management Team look forward to personally greeting those present. If you cannot attend in person, we are pleased to offer a live webcast of the Annual Meeting, which you can access by going to our website, www.orasure.com.

At the meeting, you will be asked to (i) elect three Class II Directors to serve on the Board of Directors until the Annual Meeting of Stockholders in 2011; (ii) approve amendments to the OraSure Technologies, Inc. 2000 Stock Award Plan to increase the number of shares of Common Stock authorized for grant under such Award Plan, to extend the duration of the Award Plan and to make certain other changes; (iii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2008; and (iv) transact such other business as may properly come before the meeting or any adjournments thereof.

Your Board of Directors has approved the nominees for Director and recommends that you vote FOR their election to the Board. In addition, your Board of Directors recommends that you vote FOR the amendment to the Company’s 2000 Stock Award Plan and FOR the ratification of KPMG’s appointment.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to submit your vote as soon as possible. You will have the option to vote by telephone, via the Internet, or by completing, signing, dating, and mailing the enclosed Proxy Card in the accompanying postage prepaid envelope. Additional details on these options can be found in the attached Proxy Statement and Proxy Card. You may, of course, attend the Annual Meeting and vote in person regardless of whether you have previously voted by phone, the Internet or mail.

We look forward to seeing you at the meeting.

Sincerely yours,

Douglas A. Michels

President and Chief Executive Officer

ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

Notice of Annual Meeting of Stockholders

to be held May 13, 2008

To the Stockholders of OraSure Technologies, Inc.:

The Annual Meeting of Stockholders of OraSure Technologies, Inc., a Delaware corporation, will be held at the Historic Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018, on Tuesday, May 13, 2008, at 10:00 a.m. Eastern Time for the following purposes:

1.    To elect three Class II Directors;

2.    To approve an amendment increasing the number of shares of Common Stock authorized for grant under the OraSure Technologies, Inc. 2000 Stock Award Plan, extending the duration of the Award Plan and making certain other changes;

3.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2008; and

4.    To consider such other business as may properly come before the meeting or any adjournments thereof.

Additional information is included in the Proxy Statement accompanying this Notice. Only holders of Common Stock of record at the close of business on March 24, 2008, will be entitled to vote at the Annual Meeting of Stockholders and any adjournments thereof.

By Order of the Board of Directors,

Jack E. Jerrett

Secretary

April 7, 2008

Bethlehem, Pennsylvania

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, you are urged to vote your shares as promptly as possible by telephone, via the Internet, or by completing, signing, dating and returning the enclosed Proxy Card, as described in the attached Proxy Statement. Voting by phone, the Internet or mail does not deprive you of your right to attend the Meeting and to vote your shares in person.

ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

Proxy Statement

This Proxy Statement is being mailed on or about April 7, 2008, to stockholders of OraSure Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Company’s solicitation of proxies (each, a “Proxy”) for use at the Annual Meeting of Stockholders to be held on May 13, 2008, at 10:00 a.m. Eastern Time, at the Historic Hotel Bethlehem, 437 Main Street, Bethlehem, Pennsylvania 18018, and at any adjournments thereof (the “Annual Meeting”).

Proxies

If represented by a properly executed Proxy, whether delivered by phone, the Internet or mail, as described below, your shares will be voted in accordance with your instructions. If you do not provide a Proxy with instructions, your shares will be voted according to the recommendations of our Board of Directors (the “Board”) as stated on the Proxy. You may revoke the authority granted by your Proxy at any time before the Annual Meeting by notice in writing delivered to the Secretary of the Company, by delivering a subsequently dated Proxy, or by attending the Annual Meeting, withdrawing the Proxy and voting in person.

At the Annual Meeting, action will be taken on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and described in this Proxy Statement. The Board knows of no other matters to be presented for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the persons named in the Proxy Card will have discretionary authority to vote on those matters in accordance with their best judgment.

The cost of soliciting Proxies will be borne by us. In addition to solicitations by mail, certain of our Directors, officers and regular employees may solicit Proxies personally or by telephone or other means without additional compensation.

Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and we will, upon request, reimburse them for their reasonable expenses in so doing.

Voting Procedures

You will have a choice of voting over the phone, via the Internet or by completing and mailing a traditional paper Proxy Card, as described below. Please check your Proxy Card or the information forwarded by your bank, broker or other holder of record to determine which options are available to you.

Voting by Mail.    If you desire to vote by using the paper Proxy Card included with this Proxy Statement instead of by telephone or the Internet, you may do so by completing, signing, dating and returning the Proxy Card in the enclosed, pre-addressed envelope. Postage need not be affixed to the envelope if mailed in the United States.

Voting by Phone or Internet.    Instead of voting by use of the paper Proxy Card, you may be able to vote by phone or the Internet. Whether you may do so will depend on how your shares are held.

If your shares are registered in your name with BNY Mellon Shareowner Services, our transfer agent, you may vote those shares by telephone by calling BNY Mellon Shareowner Services at 1-866-540-5760 (toll free in the United States or Canada only) or via the Internet at the following website: www.proxyvoting.com/osur. You may vote by telephone or the Internet provided you do so by 11:59 pm Eastern Time (8:59 pm Pacific Time) on May 12, 2008. Additional instructions can be found on the paper Proxy Card accompanying this Proxy Statement.

If your shares are registered in the name of a broker, bank or other registered holder, you may be able to vote by phone or the Internet if the broker, bank or other record holder has procedures for telephone or Internet voting. If you desire to use either of these voting options, please follow the procedures provided to you by your broker, bank or other record holder.

The telephone and Internet voting procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly. If you vote via the Internet, you should understand that there may be costs associated with this method of voting, such as usage charges from Internet access providers and telephone companies, that you must pay.

Submitting a Proxy by mail, the phone or the Internet will not affect your right to vote in person at the Annual Meeting.

Electronic Access to Proxy Materials and Annual Report.    The Notice of Annual Meeting, the Proxy Statement and our 2007 Annual Report are available on our website at http://www.orasure.com. If you are a stockholder of record and would like to view future proxy statements and annual reports over the Internet instead of receiving copies in the mail, please follow the instructions on the paper Proxy Card if you vote by mail or follow the instructions provided when you vote by phone or over the Internet. If you hold your shares through a bank, broker or other holder, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet. Opting to receive your proxy materials and annual report online will save us the cost of producing these materials and mailing them to you in the future.

Voting Securities

On March 24, 2008, the record date for determining stockholders entitled to vote at the Annual Meeting, we had outstanding and entitled to vote at the meeting 47,831,648 shares of common stock, par value $.000001 per share (“Common Stock”). Each share of Common Stock is entitled to one vote on any matter brought before the Annual Meeting. A majority of the shares of Common Stock outstanding as of the record date, represented in person or by Proxy at the Annual Meeting, will constitute a quorum for the transaction of business.

Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached at the Annual Meeting. Because abstentions will be included in tabulations of the votes entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. There cannot be broker non-votes for the matters described under Items 1 and 3 of this Proxy Statement, as a broker’s discretionary authority to vote on such matters is not limited, and broker non-votes are not counted in determining whether the affirmative vote required for the approval of the matter described under Item 2 has been cast.

Director elections are determined by a plurality of the votes cast. Approval of the amendment to our 2000 Stock Award Plan and ratification of the appointment of our independent registered public accounting firm for 2008 each require the affirmative vote of a majority of shares present and entitled to vote at the Annual Meeting and voting thereon.

Principal Stockholders

The following table sets forth information, as of March 24, 2008, regarding the beneficial ownership of the Company’s Common Stock by (a) each person who is known by us to be the beneficial owner of more than five percent of the Common Stock outstanding, (b) each Director and nominee for election as Director, (c) each of our executive officers named in the Summary Compensation Table in this Proxy Statement under “Executive Compensation,” and (d) all of our directors and executive officers as a group. Unless otherwise indicated, the address of each person identified below is c/o OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015.

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock which a person has a right to acquire pursuant to the exercise of stock options and warrants held by that person that are exercisable within 60 days of March 24, 2008 are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1,2]	Percent of Class
Wells Fargo & Company[3]	7,227,244	15.11%
420 Montgomery Street
San Francisco, CA 94104

First Manhattan Co.[4]	3,528,500	7.38%
437 Madison Avenue
New York, NY 10022

BlackRock, Inc.[5]	2,975,737	6.22%
40 East 52nd Street
New York, NY 10022

Douglas A. Michels	1,000,983	2.07%

Ronald H. Spair	693,889	1.44%

P. Michael Formica	450,823	*

Roger L. Pringle[6]	300,927	*

Joseph E. Zack	349,190	*

Stephen R. Lee, Ph.D.	234,146	*

Douglas G. Watson	221,250	*

Ronny B. Lancaster	118,750	*

Charles W. Patrick	58,750	*

Jack Goldstein, Ph.D.	58,750	*

Michael Celano	50,416	*

All directors and executive officers as a group (13 people)	3,973,333	7.86%

*	Less than 1%

(1)	Subject to community property laws where applicable, beneficial ownership consists of sole voting and investment power except as otherwise indicated.

(2)	Includes shares subject to options exercisable within 60 days of March 24, 2008, as follows: Mr. Michels, 499,946 shares; Mr. Spair, 456,749 shares; Mr. Formica, 343,740 shares; Mr. Pringle, 264,302 shares; Mr. Zack, 267,030 shares; Dr. Lee, 100,864 shares; Mr. Watson, 221,250 shares; Mr. Lancaster, 118,750 shares; Mr. Patrick, 58,750 shares; Dr. Goldstein, 58,750 shares; Mr. Celano, 50,416 shares; and all directors and executive officers as a group, 2,752,374 shares. Also includes 295,355, 131,833, 43,750, 49,000 and 90,749 restricted shares held by Mr. Michels, Mr. Spair, Mr. Formica, Mr. Zack and Dr. Lee, respectively.

(3)	Based on information contained in a Schedule 13G/A filed March 20, 2008 by Wells Fargo & Company (“Wells Fargo”), on behalf of its subsidiaries, Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, Wells Fargo Bank, National Association, and Wells Fargo Investments, LLC. Wells Fargo has sole voting power with respect to 7,164,897 shares, sole dispositive power with respect to 7,255,119 shares and shared dispositive power with respect to 2,125 shares.

(4)	Based on information contained in a Schedule 13G/A filed February 13, 2008 by First Manhattan Co. (“FMC”). FMC has sole voting and dispositive power with respect to the indicated shares.

(5)	Based on information contained in a Schedule 13G/A filed February 8, 2008, by BlackRock, Inc. (“BlackRock”) on behalf of certain of its subsidiaries. BlackRock has shared voting and dispositive power with respect to the indicated shares.

(6)	Includes 1,500 shares owned by Mr. Pringle’s spouse.

Corporate Governance

Director Independence

We have adopted Corporate Governance Guidelines which, among other things, require that a majority of the members of the Board meet the independence requirements of the Securities and Exchange Commission (“SEC”) and The NASDAQ Stock Market (“NASDAQ”), on which our Common Stock is listed. A copy of our Corporate Governance Guidelines is available on our website at www.orasure.com.

Each year our Board conducts a review of Director independence. The most recent review occurred in February 2008, during which the Board considered transactions and relationships, if any, between each Director or any member of such Director’s immediate family and the Company. As a result of this review, the Board determined that Michael Celano, Jack Goldstein, Ph.D., Ronny B. Lancaster, Charles W. Patrick, Roger L. Pringle and Douglas G. Watson are “independent,” as that term is defined in the applicable rules of NASDAQ and the SEC. In concluding that Mr. Celano is independent, the Board considered his past service with KPMG LLP, our current independent registered public accounting firm, and Arthur Andersen LLP, our independent public accountants prior to KPMG LLP, and his current employment as Managing Director for Aon Risk Services (“Aon”). Aon or its affiliates provide insurance brokerage and executive compensation consulting services for us.

Only Douglas A. Michels and Ronald H. Spair were determined by the Board not to be independent. Mr. Michels is not independent because he is employed as our President and Chief Executive Officer, and Mr. Spair is not independent because he is employed as our Chief Operating Officer and Chief Financial Officer. Based on the foregoing, the Board of Directors is comprised of a majority of independent Directors.

Board Meetings

The Board held nine meetings and acted by written consent on two occasions during the year ended December 31, 2007. Each member of the Board attended more than 75 percent of the combined total of meetings of the Board and of the committees of the Board on which such member served during the period in the year in which he served as a Director.

Annual Meeting and Stockholder Communications

The Board has approved a policy concerning Board members’ attendance at our annual meeting of stockholders and a process for security holders to send communications to members of the Board. Our 2007 Annual Meeting of Stockholders held on May 15, 2007 was attended by all members of the Board, as constituted at that time. Descriptions of the Board’s policy on annual meeting attendance and the process for security holders to send communications to the Board are provided on our website, at www.orasure.com.

Committees of the Board

The Board currently has three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each Committee is composed entirely of independent Directors.

Audit Committee.    The Audit Committee oversees the Company’s accounting and financial reporting process, internal controls and audits, and consults with management and the Company’s independent registered public accounting firm on, among other items, matters related to the annual audits, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains the Company’s independent registered public accounting firm. It also maintains direct responsibility for the compensation, termination and oversight of the Company’s independent registered public accounting firm and evaluates the independent registered public accounting firm’s qualifications, performance and independence. The Audit Committee approves all services provided to the Company by the independent registered public accounting firm. The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee operates pursuant to a written charter, a copy of which is available on our website at www.orasure.com.

Members of the Audit Committee are Michael Celano, Chairman, Jack Goldstein, Ph.D., Ronny B. Lancaster and Douglas G. Watson. Each member of the Audit Committee is “independent,” as defined in the Exchange Act and applicable NASDAQ rules. The Board has determined that Messrs. Celano and Watson are each an “audit committee financial expert,” as that term is defined by applicable rules of the SEC. The Audit Committee met eight times during the year ended December 31, 2007.

Compensation Committee.    The primary responsibility of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities with respect to all types of compensation for our officers and non-employee Directors. Our overall compensation philosophy, as determined by the Compensation Committee and approved by the Board, is to (i) reward the financial performance of the Company and achievement by the executive officers of financial and other individual performance objectives, (ii) align the interests of the executive officers with the interests of our stockholders, (iii) provide long-term incentives for the executive officers, and (iv) set compensation levels sufficiently competitive to attract and retain high quality executives and to motivate them to contribute to our success.

On an annual basis, the Compensation Committee evaluates the performance of the Chief Executive Officer against previously established goals and objectives and reviews the performance evaluations and compensation recommendations for other executive officers provided by the Chief Executive Officer. Based on the foregoing, along with a review of compensation provided at comparable medical diagnostic and healthcare companies and the recommendations of a compensation consultant engaged by or for the Committee, the Compensation Committee determines cash and equity compensation for the Chief Executive Officer, other executive officers and the non-employee members of the Board. Compensation for the Chief Executive Officer is submitted for approval by a majority of independent Directors on the Board.

On an as-needed basis, the Compensation Committee retains independent compensation consultants to assist the Compensation Committee in evaluating and structuring our executive compensation programs and making compensation decisions. During 2007, Radford Surveys & Consulting, a business unit of Aon, and Mercer Human Resources Consulting were engaged for this purpose. A further discussion of the role of the Compensation Committee, our processes and procedures for determining executive officer and non-employee Director compensation, and the services provided by Radford and Mercer are set forth in the Section entitled, “Compensation Discussion and Analysis,” in this Proxy Statement.

The Committee is authorized to delegate any of its responsibilities to subcommittees or individuals, as the Committee deems appropriate. To date, the Committee has not exercised this right.

The Compensation Committee operates pursuant to a written charter, a copy of which is available on our website at www.orasure.com. Members of the Compensation Committee are Roger L. Pringle, Chairman, Jack Goldstein, Ph.D., Charles W. Patrick and Douglas G. Watson. Each member of the Compensation Committee is “independent,” as defined in applicable NASDAQ rules. The Compensation Committee met six times and acted by written consent on two occasions during the year ended December 31, 2007.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee of the Board identifies, evaluates and recommends to the Board candidates for election or re-election to the Board. In addition, this Committee is responsible for developing, recommending for Board approval and administering our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee operates pursuant to a written charter. Copies of the Committee’s charter and the Company’s Corporate Governance Guidelines are available on our website at www.orasure.com.

Members of the Nominating and Corporate Governance Committee are Ronny B. Lancaster, Chairman, Michael Celano, Charles W. Patrick, and Roger L. Pringle. Each member of the Nominating and Corporate Governance Committee is “independent,” as defined in applicable NASDAQ rules. The Nominating and Corporate Governance Committee met two times during the year ended December 31, 2007.

In evaluating and recommending candidates for the Board, the Nominating and Corporate Governance Committee will consider candidates recommended by members of the Committee or the Board of Directors, officers or employees of the Company, the Company’s security holders and other business contacts. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Candidates recommended by security holders will be considered by the Nominating and Corporate Governance Committee in the same manner as candidates recommended by other sources, but only if the security holder makes its recommendation in accordance with the advance notification provisions set forth in the Company’s By-laws. For a description of these provisions, see the Section entitled, “Nomination of Directors,” in this Proxy Statement.

In evaluating new candidates for Board nomination, the Nominating and Corporate Governance Committee considers one or more of the following factors, as well as any other factors determined to be relevant by the Committee based on the needs of the Board and Company: independence, integrity, knowledge, judgment, character, leadership skills, education, experience, financial literacy, technical background and standing in the community. In evaluating incumbent Directors for re-election, the Nominating and Corporate Governance Committee considers that Director’s overall service to the Company, including the number of meetings attended, level of participation, quality of performance and other factors deemed relevant by the Committee.

Nomination of Directors

Our Bylaws provide that nominations for election to the Board may be made by the Board or by any stockholder entitled to vote for the election of Directors at the Annual Meeting. A stockholder’s notice of nomination must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, in the event that less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to the nominee, the name, age, business address, residence address, and principal occupation or employment of the person, the class and number of shares of capital stock of the Company which are beneficially owned by the person, and any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Exchange Act. The notice must also include the name and record address of the stockholder making the nomination and the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a Director of the Company.

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liability under that Section. This report shall not be deemed “incorporated by reference” into any document filed under the Securities Act of 1933, as amended, or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee management’s conduct of the Company’s financial reporting process, including monitoring (1) the participation of management and the outside independent registered public accounting firm in the financial reporting process, (2) the Company’s systems of internal accounting and financial controls, (3) the annual independent audit of the Company’s financial statements and (4) the qualifications, independence and performance of the outside independent registered public accounting firm. The Committee selects the Company’s outside independent registered public accounting firm, and once selected, the outside independent registered public accounting firm reports directly to the Committee. The Committee is responsible for approving both audit and non-audit services to be provided by the outside independent registered public accounting firm. The Committee operates pursuant to a Charter that was last amended and restated by the Board on August 14, 2007.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Committee’s responsibility is to monitor and review these processes. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews.

In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management, which included a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee met with the independent registered public accounting firm, with and without management, to discuss the results of their audit and their judgments regarding the Company’s accounting policies. The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as currently in effect, has considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the firm’s independence and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s Charter, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC and selected KPMG LLP as the independent registered public accounting firm for fiscal year 2008. The Board is recommending that stockholders ratify that selection at the Annual Meeting.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE COMPANY’S BOARD OF DIRECTORS

Michael Celano, Chairman

Jack Goldstein, Ph.D.

Ronny B. Lancaster

Douglas G. Watson

March 3, 2008

Executive Officers

The table below provides information about the executive officers of the Company as of March 24, 2008. Officers of the Company hold office at the discretion of the Board.

Name	Age	Position
Douglas A. Michels	51	President and Chief Executive Officer
Ronald H. Spair	52	Chief Financial Officer and Chief Operating Officer
Stephen R. Lee, Ph.D.	48	Executive Vice President and Chief Science Officer
P. Michael Formica	57	Executive Vice President, Operations
Joseph E. Zack	56	Executive Vice President, Marketing and Sales
Jack E. Jerrett	49	Senior Vice President, General Counsel and Secretary
Mark L. Kuna	44	Senior Vice President, Finance, Controller and Assistant Secretary

Douglas A. Michels has been the Company’s President and Chief Executive Officer since June 2004. Prior to that, Mr. Michels served as Group Vice President, Global Marketing of Ortho-Clinical Diagnostics from January 2004 to June 2004, President of Ortho-Clinical Diagnostics International from January 2002 to December 2003, and President of Johnson & Johnson Healthcare Systems, Inc. from January 2000 to December 2001. Earlier in his career, Mr. Michels held various positions of increasing responsibility within the Johnson & Johnson family of companies, including Vice President, Sales & Marketing, Vice President/General Manager – Immunocytometry Business, Executive Director Sales & Marketing, Director of Marketing, Director of Sales, and Regional Sales Manager for Ortho Diagnostic Systems, Inc. Prior to joining Johnson & Johnson, Mr. Michels worked for the Diagnostics Division of Abbott Laboratories in various sales and product management positions. Mr. Michels received a B.S. degree in Public Health Administration from the University of Illinois and an M.B.A. from Rutgers University.

Ronald H. Spair has been the Company’s Chief Financial Officer and Chief Operating Officer since September 2006 and served as Executive Vice President and Chief Financial Officer since November 2001. Prior to that time, Mr. Spair was Vice President, Chief Financial Officer and Secretary of Delsys Pharmaceutical Corporation, a pharmaceutical manufacturing system development company, from January 2001 to September 2001. Prior to joining Delsys, he was Senior Vice President, Chief Financial Officer and Secretary of SuperGen,

Inc., a pharmaceutical company, from August 1999 to January 2001. Prior to joining SuperGen, Mr. Spair was Senior Vice President, Chief Financial Officer and Secretary of Sparta Pharmaceuticals, Inc., a development stage pharmaceutical company. Mr. Spair received both his B.S. in Accounting and M.B.A. from Rider College. He is also a licensed Certified Public Accountant and is a member of the New Jersey Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Stephen R. Lee, Ph.D. has been the Company’s Executive Vice President and Chief Science Officer since September 2005. Prior to that time, Dr. Lee worked at Ortho-Clinical Diagnostics, a Johnson & Johnson company, since 1990, serving as Vice President, Assay Research & Development from 2002 to 2005, Executive Director, Worldwide Immunodiagnostic Product Development from 2000 to 2002, and Director, Infectious Disease Assay Development from 1996 to 2000. Dr. Lee has had responsibility for or direct involvement in the development of over 40 major diagnostic assays, in such areas as infectious disease, cardiology, oncology and other conditions. In 1997, Dr. Lee was awarded the Johnson Medal, Johnson & Johnson’s highest award for Research and Development. Prior to joining Ortho, Dr. Lee worked as a scientist for both Wampole Labs and Immunicon Corporation. Dr. Lee received a Ph.D. degree in Biochemistry from Cardiff University (U.K.) in 1985 and a BSc. in Biochemistry from Sheffield University (U.K.) in 1981.

P. Michael Formica has been the Company’s Executive Vice President, Operations since November 2002 and served as Senior Vice President, Operations for the Company and its predecessor, STC Technologies, Inc., since May 2000. Prior to that time, Mr. Formica was Division Manager, Mobil Measurement Technologies for Dräger Sicherheitstechnik GmbH (now called Dräger Safety AG & Co. KGaA), in Lüebeck, Germany, for eight years with worldwide responsibility, and Director Sales and Marketing, National Draeger, Inc. (USA) for two years. Dräger is a world leader in chemical detection systems for the industrial safety market, and breath alcohol detection instrumentation. Mr. Formica received his B.S. in Electrical Engineering from West Virginia University and his M.B.A. from the Graduate School of Industrial Administration, Carnegie Mellon University.

Joseph E. Zack has been the Company’s Executive Vice President, Marketing and Sales since September 2002. Prior to that time, Mr. Zack served as Vice President, Marketing and Sales for OraPharma, Inc., a specialty pharmaceutical company focused on oral healthcare, since 1998. Prior to joining OraPharma, Mr. Zack held executive level marketing and sales positions with Advanced Tissue Sciences, Inc. and the CIBA-GEIGY Pharmaceutical Division. Mr. Zack received his B.A. in Biology from Colgate University and his M.B.A. from St. John’s University.

Jack E. Jerrett has been the Company’s Senior Vice President and General Counsel since February 2003 and served as Vice President and General Counsel since November 2000. He has also served as the Company’s Secretary since February 2001. Prior to joining the Company, Mr. Jerrett served in the positions of Associate General Counsel and Senior Counsel at PPL Electric Utilities Corporation, and acted as general counsel to PPL Gas Utilities Corporation, since July 1998. Prior to that time, Mr. Jerrett was Senior Corporate Attorney of Union Pacific Corporation and an Associate with Morgan, Lewis & Bockius. Mr. Jerrett received his B.S. in Accounting from Villanova University and his J.D. from the Villanova University School of Law. He is a member of the Pennsylvania Bar and the American and Pennsylvania Bar Associations.

Mark L. Kuna has been the Company’s Senior Vice President, Finance and Controller since September 2006, and served as Vice President and Controller since February 2003 and as Controller since February 2001. Mr. Kuna has also served as the Company’s Assistant Secretary since May 2002 and provided accounting and financial analysis support since joining the Company in October 2000. Prior to that time, Mr. Kuna served as Director of Financial Planning and Analysis for the greater Philadelphia region of XO Communications, Inc., and Vice President and Principal Accounting Officer of Wedco Technology, Inc. Prior to joining Wedco Technology, he was an accountant with Deloitte and Touche. Mr. Kuna received his B.S. in Accounting from the University of Scranton, is a licensed Certified Public Accountant, and is a member of the Pennsylvania and American Institutes of Certified Public Accountants.

Transactions With Related Persons

Since January 1, 2007, there have been no transactions with related persons which would require disclosure in this Proxy Statement. The Audit Committee is required to review and approve in advance all transactions with related persons involving the Company. The Audit Committee may approve a related party transaction if the transaction is on terms comparable to those that could be obtained in arms’ length dealings with an unrelated third party. The Audit Committee also reviews any public disclosures of a related party transaction contained in our SEC filings. These responsibilities are described in the Audit Committee’s charter, a copy of which is available on our website at www.orasure.com.

Information regarding employment and severance agreements between our executive officers and the Company is set forth in the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change in Control,” in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and Directors and persons who own more than ten percent of our Common Stock (collectively, “Reporting Persons”) file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

As a matter of practice, our administrative staff assists each of the Reporting Persons who are employees and Directors of the Company in preparing initial reports of ownership and reports of changes in beneficial ownership and filing such reports with the SEC and the NASDAQ. Based solely on a review of the copies of forms filed by or on behalf of the Reporting Persons and on written representations (if any) from each of the Reporting Persons, we believe that all Reporting Persons complied with all applicable filing requirements with respect to the year 2007.

ITEM 1.	Election of Directors

At the Annual Meeting, you will be asked to vote on the election of three Class II Directors. A majority of the independent members of the Board have nominated Ronny B. Lancaster, Roger L Pringle and Ronald H. Spair for election as Class II Directors, for terms expiring at the Annual Meeting of Stockholders in 2011.

The nominees for election as Directors are presently members of our Board. Mr. Lancaster joined the Board in 2003 and serves as Chairman of the Nominating and Corporate Governance Committee and as a member of the Audit Committee. Mr. Pringle has served as a member of the Board since 2000, and is currently Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Mr. Pringle is also a former member of the Audit Committee. Mr. Spair has served as a member of the Board since 2006 and is our Chief Financial Officer and Chief Operating Officer.

In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for the three nominees, each of whom has consented to be named and to serve if elected. If a quorum is present, each nominee will be elected if he receives a plurality of the votes cast by shares present in person or by Proxy and entitled to vote at the Annual Meeting. Abstentions will have no effect on the required vote. Your Board recommends that you vote FOR the election of the Director nominees.

We do not know of anything that would preclude any nominee from serving. However, should any nominee for any reason become unable or unwilling to serve as a Director, the persons named in the enclosed Proxy Card will vote the shares represented by each Proxy for such substitute nominee as the Board may approve.

Any vacancy that occurs on the Board that results from an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors then in office, and any other vacancy on the Board may be filled by the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director.

Certain information with respect to each person nominated for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting is set forth below.

Name	Principal Occupation	Age	Director Since
Class I (Directors Whose Terms of Office Expire in 2010):
Jack Goldstein, Ph.D.	Former President and Chief Operating Officer of Chiron Corporation	60	2006
Douglas G. Watson	Chief Executive Officer of Pittencrieff Glen Associates	63	2002

Class II (Nominees for Terms of Office Expiring in 2011):
Ronny B. Lancaster	Senior Vice President for Federal Government Relations of Assurant, Inc.	56	2003
Roger L. Pringle	President of The Pringle Company	67	2000
Ronald H. Spair	Chief Financial Officer and Chief Operating Officer of the Company	52	2006

Class III (Directors Whose Terms of Office Expire in 2009):
Michael Celano	Managing Director of Aon Risk Services	49	2006
Douglas A. Michels	President and Chief Executive Officer of the Company	51	2004
Charles W. Patrick	Principal, Patrick Consulting	53	2006

Jack Goldstein, Ph.D. became a member of the Board in May 2006. Since 2002, Dr. Goldstein worked for Chiron Corporation, one of the foremost global biopharmaceutical companies, first as President of the Chiron Blood Testing Division until November 2004 and subsequently as President and Chief Operating Officer of the company until its merger with Novartis A.G. in April 2006. From 2000 to 2002, Dr. Goldstein was General Partner at Windamere Venture Partners, L.L.C., a venture fund making investments in early stage biotechnology, pharmaceutical, medical device and diagnostic companies. From 1997 to 2001, Dr. Goldstein was President and CEO of Applied Imaging Corporation, a leading supplier of instrument systems for prenatal and cancer genetics. From 1999 until 2002, Dr. Goldstein also served as Chairman of the Board of Applied Imaging. From 1986 to 1997, Dr. Goldstein worked for Johnson & Johnson in various executive management positions, including President of Ortho Diagnostic Systems and Executive Vice President of Professional Diagnostics at Johnson & Johnson World Headquarters. Dr. Goldstein holds a B.A. degree in Biology from Rider University, and an M.S. in Immunology and a Ph.D. in Microbiology from St. John’s University. In addition, Dr. Goldstein serves on the Boards of Illumina Inc. and Immucor, Inc.

Douglas G. Watson became a member of the Board in May 2002 and became Chairman of the Board in March 2003. Since July 1999, Mr. Watson has been Chief Executive Officer of Pittencrieff Glen Associates, a leadership and management consulting firm, which he founded. Prior to that, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation, the U.S. subsidiary of Novartis A.G., President and Chief Executive Officer of Ciba-Geigy Corporation, President of the Ciba Pharmaceuticals Division and Senior Vice President of Planning and Business Development of Ciba’s U.S. Pharmaceuticals Division. Mr. Watson holds an M.A. degree in pure mathematics from Churchill College, Cambridge University, and is a member of the Chartered Institute of Management Accountants. Mr. Watson also serves on the Boards of BioMimetic Therapeutics, Inc., Dendreon Corporation, Genta Inc. and Javelin Pharmaceuticals Inc.

Ronny B. Lancaster became a member of the Board in May 2003. Mr. Lancaster has served as Senior Vice President, Federal Government Relations of Assurant, Inc., a provider of specialty insurance and insurance-related products and services since September 2005. From 2003 until September 2005, Mr. Lancaster served in various capacities at the Morehouse School of Medicine in Atlanta, including as Chief Operating Officer. Prior to that, Mr. Lancaster was Executive Assistant to the Secretary and Principal Deputy Assistant Secretary for Planning and Evaluation at the U.S. Department of Health and Human Services (“HHS”). Prior to serving at HHS, Mr. Lancaster was General Counsel of Hamilton Enterprises, Inc., Senior Washington Representative for Blue Cross/Blue Shield Association, and Chief of the Division of Fee-For-Service Plans at the U.S. Office of Personnel Management. Mr. Lancaster received his B.A. in Economics from the Catholic University of America, his M.B.A. from the Wharton School of the University of Pennsylvania, and his J.D. degree from The Georgetown University Law Center. He is also admitted to the Bars of Pennsylvania and the District of Columbia. Mr. Lancaster currently serves on the Board of Immucor, Inc. and on the Medical Advisory Board of Henry Schein, Inc.

Roger L. Pringle has served on the Board since September 2000, when the Company was formed by the merger of Epitope, Inc. (“Epitope”) and STC Technologies, Inc. Prior to that, Mr. Pringle served as Chairman of the Board and a member of the Board of Directors of Epitope, and was a director of Agritope, Inc., a plant genetics subsidiary of Epitope, since 1990. Mr. Pringle is the President of The Pringle Company, a strategy and executive consulting firm in Portland, Oregon. Mr. Pringle currently serves on the boards of directors of North Pacific Group and Prolifiq Software, Inc. Mr. Pringle received a B.S. in Business from Oregon State University and an MBA from the University of Oregon.

For biographical information on Mr. Spair, see the Section entitled, “Executive Officers,” in this Proxy Statement.

Michael Celano became a member of the Board in October 2006. Mr. Celano has served as Managing Director of Aon Risk Services since August 2007. From September 2004 to May 2007, Mr. Celano served as Vice President, Finance and Chief Financial Officer for BioRexis Pharmaceutical Corporation, a biopharmaceutical company. Before joining BioRexis, Mr. Celano served as a partner with KPMG LLP, in charge of its Mid-Atlantic Life Sciences Practice, from June 2002 to August 2004, and was co-leader of its National Life Science Practice. Prior to joining KPMG, Mr. Celano was co-leader of the Life Science Practice for Arthur Andersen. Mr. Celano is a Certified Public Accountant and holds a B.S. degree in Accounting from St. Joseph’s University.

For biographical information on Mr. Michels, see the Section entitled, “Executive Officers,” in this Proxy Statement.

Charles W. Patrick became a member of the Board in January 2006. Since 2000, Mr. Patrick has served as Principal of Patrick Consulting, a management consulting firm that helps diagnostic and technology companies develop sales, marketing and distribution strategies. Mr. Patrick is also the President and Co-owner of ADS Golf, Inc. During the period September 2000 through April 2001, he served as the President and Chief Executive Officer of Call Nexus, Inc., a provider of virtual call center services. From 1990 to 2000, Mr. Patrick served as Vice President of Sales and Marketing for Biosite Diagnostics, a medical diagnostics company, and had primary responsibility for developing and achieving Biosite’s strategic sales and marketing objectives. Prior to his time at Biosite, Mr. Patrick served as World Wide Group Marketing Manager and held several other sales and marketing positions for the Diagnostics Division of Abbott Laboratories. Mr. Patrick received a B.A. in Communications/Journalism from the University of Central Florida. Mr. Patrick also serves on the Board of diaDexus, Inc.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation programs together with a description of the material factors underlying the decisions which resulted in compensation for 2007 provided to the Company’s Chief Executive Officer and the other named executive officers (collectively, the “NEOs”), as presented in tables which follow this CD&A.

Compensation Philosophy.    The objectives of our compensation programs for executive officers are to:

•	reward executive officers for the financial performance of the Company and achievement by such officers of financial and other individual performance objectives;

•	align the interests of the executive officers with the interests of our stockholders;

•	provide long-term incentives for the executive officers; and

•	set compensation levels sufficiently competitive to attract and retain high quality executives and to motivate them to contribute to our success.

Compensation for executive officers is established by the Compensation Committee of our Board (the “Committee”) in accordance with the above objectives. In setting executive compensation, the Committee considers the Company’s and each executive’s performance against previously established objectives, internal pay equity, the Company’s industry position, general industry data and recommendations of third party compensation consultants engaged by the Committee. The Committee seeks to set aggregate compensation levels for executives near the median or fiftieth (50th) percentile of amounts paid by comparable medical diagnostics and healthcare companies, for performance consistent with the Company’s target financial and business plans for the applicable year. The fiftieth (50th) percentile is not an absolute target, and the aggregate compensation and the value of specific compensation components for individual executives may fall below or exceed that target depending on individual performance and contribution by the executive. Executives have an opportunity to achieve aggregate compensation up to or in excess of the seventy-fifth (75th) percentile for performance which exceeds the Company’s financial and business objectives. Aggregate compensation includes the total value of the base salary, incentive cash bonus and equity awards provided to each executive officer.

In connection with the determination of annual compensation, the Committee reviews tally sheets for each executive. Tally sheets set forth the dollar amounts of all components of each executive’s current compensation, including salary, incentive cash bonus, equity awards, potential change of control payments and other benefits deemed relevant by the Committee. These tally sheets allow the Committee and management to review how a change in the amount of each compensation component affects each executive’s total compensation and to review each executive’s compensation in the aggregate. Based upon the review of tally sheets, the Committee establishes aggregate compensation for our executives which it believes to be reasonable.

Compensation Components.    Our executive compensation program consists of the components set forth below.

1. Base Salary.    The Committee believes that competitive salaries must be paid in order to attract, retain and motivate high quality executives. Each year, the Committee evaluates and determines the annual base salaries for all executives. Annual salary adjustments for executive officers are initially proposed by the Chief Executive Officer to the Committee. In determining salaries, the Committee considers performance evaluations of the Chief Executive Officer prepared by each non-employee Director on the Board and performance evaluations prepared by the Chief Executive Officer for all other executives. The Committee also considers salary levels paid at other medical diagnostics and healthcare companies and any recommendations that may be made by any compensation consultant engaged to assist the Committee. The Committee has retained independent compensation consultants to review our executive compensation practices and to assist the Committee in establishing competitive compensation levels for our executives.

On an as-needed basis, the Committee may approve salary adjustments for executives to reflect promotions or changes in responsibilities, or to bring the salary of a particular executive more in line with the salaries offered at other medical diagnostics and healthcare companies. When such salary adjustments are made with respect to an executive, the Committee evaluates the proposed new salary in light of the total cash and non-cash compensation paid to the executive and whether reasonable pay equity will be maintained in light of that executive’s position, responsibilities, experience and contributions.

2. Incentive Cash Bonuses.    Annual cash bonuses are included as part of executive compensation because the Committee believes that a significant portion of each executive’s compensation should be structured as a variable incentive tied to both the performance of the Company as well as the individual contribution of the executive. On an annual basis, the Committee has adopted, with approval of the Board, a Management Incentive Plan (the “Incentive Plan”), which is intended to be the principal vehicle for incentive cash bonus awards.

Incentive cash bonuses are generally paid out of a cash pool funded under the Incentive Plan based on the Company’s achievement of certain specific financial and strategic objectives determined by the Committee and approved by the Board. The objectives are each weighted to determine their respective contributions to the pool amount. Each objective can be adjusted by the Committee or Board in an equitable manner to reflect unexpected changes in the Company’s business or assumptions underlying the original objective.

With respect to each financial objective, a Threshold, Target and Maximum performance level is established. The Target levels generally reflect the Company’s financial plan for the year. The Threshold levels represent a minimum level of performance for which the Committee is willing to approve incentive cash bonuses. The Maximum levels reflect an outstanding level of performance for which the Committee is willing to reward executives with bonuses substantially above the Target level payout. With respect to the strategic objectives, the Threshold, Target and Maximum performance levels represent achievement of a specified number of the strategic objectives.

If the Company meets all the Target levels, the pool is funded at 100% of the aggregate target bonuses for all participants in the Incentive Plan, as described below. The pool is funded at 50% of the aggregate target bonuses if all of the Threshold levels are met and at 150% if all of the Maximum levels are met. Pro-rata adjustments to the amount of funding for each objective are made where a particular performance level is above or below the Target. To the extent a performance level is below the Threshold objective, there would be no funding for that particular item.

The amount of the cash bonus pool is determined by the Committee and recommended for Board approval. The Board may approve a pool greater than that recommended by the Committee if it determines that the Company has achieved a breakthrough performance by substantially exceeding the Maximum performance level. The Committee and Board also retain discretion to increase or decrease the size of the pool in order to reflect specific performance or market conditions affecting the Company.

Individual payments from the bonus pool to executives depend on the size of the bonus pool and the executive’s achievement of individual performance objectives. Performance objectives for executive officers are approved annually by the Committee and relate specifically to both the Company’s overall financial performance and the functional areas for which each executive officer is responsible. Bonuses are paid, based on an assessment of each officer’s performance for the applicable year, using targets expressed as a percentage of the executive officer’s base salary.

Individual performance criteria for executives are generally derived from our financial and strategic objectives which include financial performance, strategic planning, research and development, business development, regulatory affairs and quality control, manufacturing, engineering, information systems, sales and marketing, human resources, investor relations matters, legal matters and/or other objectives approved by the Board. These objectives are established on an annual basis. Awards reflect a weighted average measurement of each executive’s achievement of his or her individual performance objectives. The weighting given to a particular objective reflects the overall importance of the objective in light of the Company’s strategic goals and the executive’s functional responsibilities.

If an executive officer is rated as a “Meets Expectations,” such officer has generally met his or her individual performance objectives for the applicable year and would be eligible to receive up to 100% of his or her target bonus, depending on the size of the bonus pool. If an executive officer is rated as “Exceeds

Expectations,” such officer has exceeded his or her individual performance objectives and would be eligible to receive up to 125% of his or her target bonus. If an executive officer is rated as “Outstanding,” such officer has substantially exceeded his or her individual performance objectives and would be eligible to receive up to 150% of his or her target bonus. Where an executive officer is rated below “Meets Expectations,” no bonus normally would be payable. The Committee and Board retain the discretion to increase or decrease the bonus paid to an individual executive to reflect the specific contributions of that executive, the Company’s overall performance and market conditions.

Executive officers must be employed at the end of the applicable calendar year and at the time that the bonus award is paid in order to participate in the Incentive Plan. The Committee recommends for Board approval any bonus award for the Chief Executive Officer based on an assessment of his performance against his individual performance objectives. The Chief Executive Officer recommends individual awards for the other executive officers for approval by the Committee based on an assessment of each officer’s performance against his or her applicable performance objectives. The Committee and Board have the right, in their sole discretion, to reject any or all of the recommended bonus awards, even if the bonus pool has been funded and any or all applicable performance criteria have been satisfied, based on the business conditions of the Company or other factors deemed relevant by the Committee or Board.

3. Equity Awards.    The Committee believes that the best way to promote the long-term growth of the Company is by compensating executives with equity in the Company in order to more closely align their interests with those of our stockholders. As a result, the Committee administers the OraSure Technologies, Inc. 2000 Stock Award Plan (the “Stock Plan”), pursuant to which grants of stock options and restricted shares are made to executive officers on an annual basis.

The Committee, with the approval of the Board, adopts from time to time Stock Award Guidelines for the Company’s management (the “Stock Award Guidelines”). The purpose of the Stock Award Guidelines is to provide a framework for determining annual equity awards for executives that reflect the executive’s duties and performance evaluation against individual objectives for the applicable year and to align the value of the awards for executives with long-term incentive awards for comparable positions at other medical diagnostics and healthcare companies. An executive must be rated as “Meets Expectations” or better in order to receive an equity award.

The Stock Award Guidelines provide for the grant of a mix of restricted stock and stock options to the Company’s senior management, based on an individual’s performance evaluation for a particular year. The Committee decided that awards should consist of a mix of stock options and restricted stock rather than solely of stock options because such a mix would have greater value as a long-term incentive and retention mechanism.

Annual stock option awards have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, which is calculated as the mean between the high and low sales price of the Common Stock as reported by NASDAQ for that date. Stock options generally vest over four years, with the first 25% vesting after one year and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of restricted stock generally vest over a three-year period, with one-third vesting on the first anniversary of the grant date, a second third vesting on the second anniversary and the final third vesting on the third anniversary. These vesting restrictions serve to promote the Company’s long-term growth by restricting executives’ ability to realize short-term gains from their awards. The Committee believes the terms of its equity awards to executives are competitive with the terms of equity awards offered at other medical diagnostics and healthcare companies.

Equity awards are generally made by the Committee each year as part of the normal annual compensation cycle. The awards for a particular year generally occur in late January or early February of the following year after the Company’s full year financial results are known and performance evaluations for the executive officers have been prepared. Equity awards approved by the Committee for the Chief Executive Officer are then reviewed and approved by the Board. In addition to the annual equity awards, the Committee may approve stock option and restricted stock awards for newly hired officers or in recognition of an executive’s promotion or expansion of responsibilities. These latter grants may have vesting or other terms that differ from the terms generally approved for annual equity awards. Notwithstanding the Stock Award Guidelines, all equity awards are made at the discretion of the Committee or Board.

4. Retirement Programs.    We do not maintain any retirement programs other than a 401(k) profit sharing plan (the “401(k) Plan”). All of our employees, including executive officers, are eligible to participate in the 401(k) Plan. We make matching contributions for participants on a dollar-for-dollar basis up to $4,000 per year. Payments of benefits accrued for a 401(k) Plan participant will be made upon retirement or upon termination of employment prior to retirement, provided certain vesting conditions have been met by the participant prior to termination.

5. Perquisites and Other Compensation.    As a general matter, the Committee does not believe that executive officers should be treated differently than other employees, except that such officers should receive base salaries and have competitive bonus and equity award opportunities commensurate with their higher level of responsibility, and that certain officers should receive employment agreements as described below. Our healthcare, disability, and other insurance programs and benefits are the same for all eligible employees, including executive officers. Executive officers do not receive perquisites. There are no outstanding loans of any kind to any executive officer.

6. Potential Payments Upon Termination or Change in Control Pursuant to Employment Agreements.    The Company has entered into employment agreements with each of our NEOs. In addition to the compensation elements discussed above, these agreements provide for post-employment severance payments and benefits in the event of termination of employment by the Company without “cause” or by the executive for “good reason” and provide enhanced severance payments upon such terminations in connection with a “change in control” of the Company. The terms of these agreements are discussed in more detail under the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change in Control,” in this Proxy Statement. The Committee believes that these agreements are generally consistent with industry practice at other medical diagnostics and healthcare companies, provide an incentive to the applicable executive to remain with the Company, and serve to align the interests of stockholders and the executive in the event of a change in control of the Company.

Accounting and Tax Treatment of Compensation.    In approving the amount and form of compensation for the NEOs, the Committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and for the three most highly compensated officers unless compensation is performance-based. The Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company would make that advisable.

Non-Employee Director Compensation.    At the Board’s request and direction, the Committee reviews and recommends for Board approval an appropriate amount of compensation for non-employee members of the Board. These non-employee Directors receive annual fees and stock option grants in consideration for their service on the Board. For a further discussion of non-employee Director compensation, see the Section entitled, “Compensation of Directors,” in this Proxy Statement.

2007 Annual Base Salaries.    Annual base salaries for 2007 for our NEOs were established by the Committee based on the Company’s financial performance during 2006, an evaluation of the individual contributions of each officer compared to pre-established performance objectives for 2006, and a review of competitive compensation data and recommendations provided by Radford Surveys & Consulting (“Radford”) and Mercer Human Resources Consulting (“Mercer”). Radford and Mercer are independent compensation consultants engaged by or for the Committee. Radford is a business unit of Aon, and its affiliates provide insurance brokerage services for the Company. One of our Directors is also employed by an affiliate of Radford. Achievement of the Company’s Target financial objectives for 2006 were weighted at 40% for all NEOs, except Dr. Lee where these objectives were weighted at 30%.

Radford collected and analyzed compensation data from a peer group consisting of the following 16 medical diagnostics and healthcare companies, which were determined to be comparable to the Company based on total revenues and number of employees: Abaxis, Inc., Adeza Biomedical Corp., American Bio Medica Corp., Bioveris Corp., Cepheid, Inc., Cholestech Corp., Digene Corp., Immunicon Corp., Iris International, Inc., Ivax Diagnostics, Inc., Meridian Bioscience, Inc., Monogram Biosciences, Neogen Corp., Quidel Corp., Third Wave Technologies, Inc., and Tripath Imaging, Inc. This peer information was supplemented with Radford Life Sciences Executive Survey data containing compensation information for biotechnology companies having 150 to 500 employees.

Mercer collected and analyzed compensation data for the following 17 medical diagnostic and healthcare companies similar in size to the Company as determined by revenues, market capitalization and number of employees: Abaxis, Inc., Adeza Biomedical Corp., Angiodynamics, Inc., Biosite, Inc., Cepheid, Inc., Digene Corp., Gen-Probe, Inc., Immucor, Inc., Isis Pharmaceuticals, Inc., Lifecell Corp., Meridian Bioscience, Inc., Monogram Biosciences, Inc., Quidel Corp., Savient Pharmaceuticals, Inc., Stratagene Corp., Tripath Imaging, Inc. and Ventana Medical System, Inc. Mercer also analyzed survey data comparisons in the biotechnology industry similar in size to us, published by Presidio, Top Five Data Services and Mercer.

Based on its discussions with both Radford and Mercer, the Committee targeted an aggregate annual base salary increase budget of approximately 4.0% with an additional 1.0% for additional market-based adjustments. In order to reflect the Company’s performance and each executive’s contributions, and to equitably move salaries toward the fiftieth (50th) percentile or maintain them at approximately that level, the Committee approved the following guidelines for determining annual base salary increases:

Performance Rating	Low	Mid	High
Meets Expectations	3.00%	3.50%	4.00%
Exceeds Expectations	4.00%	4.50%	5.00%
Outstanding	5.00%	6.00%	7.00%

Executives with base salaries at or above the seventy-fifth (75th) percentile of the market data for their position received a salary increase under the “Low” column based on their individual performance during 2006. Officers with base salaries at or near the fiftieth (50th) percentile level were granted increases under the “Mid” column, and officers below or near the twenty-fifth (25th) percentile received salary increases under the “High” column, in each case based on their individual performance evaluations for 2006. Any officers rated below “Meets Expectations” did not receive a salary increase.

In establishing the 2007 annual base salaries for the NEOs, the Committee balanced the Company’s lower than expected financial performance for 2006 against the many other positive accomplishments achieved by the NEOs. During 2006, the Company reported revenues of $68.2 million compared to a target of $89 million, operating income of $5.5 million compared to a target of $5.3 million, and cash flow from operations of $16.9 million compared to a target of $10.5 million. In evaluating our 2006 financial performance, the Committee noted that the $5.5 million in operating income and the $16.9 million in record cash flow from operations were achieved despite lower revenues for the year. The Committee further noted that the lower 2006 revenues were attributable in large part to a 50% reduction in purchases of our domestic over-the-counter (“OTC”) product by our distributor, Prestige Brands Holdings, Inc., and lower government bulk purchases of our OraQuick® HIV test, both of which were not expected. The Committee’s decision was influenced by the following positive accomplishments during 2006:

•	The strong leadership and strategic focus by management despite the financial challenges faced in 2006;

•	Increased sales of our OraQuick® test of 19% and increased sales of Intercept® of 15%, as compared to 2005;

•

Significant progress towards seeking FDA approval of our OraQuick® rapid HIV test for use in the OTC market, including successful completion of “stress” or “flex” studies showing the robustness of the test in home use, the design and commencement of initial label comprehension studies, development of packaging and labeling suitable for the OTC market, and completion of initial work on the design of an information and referral system;

•

Successful implementation of a new product development process which resulted in significant progress towards extending the shelf life of our OraQuick ADVANCE® HIV-1/2 test and the development of an OraQuick® Hepatitis C (“HCV”) test;

•

Expansion of our international business, including the addition of new distributor relationships, significant progress towards obtaining a CE mark for our OraQuick ADVANCE® HIV-1/2 test, and the filing for registrations of this product in several foreign countries;

•

Negotiation and execution of an agreement with Schering-Plough Corporation for collaboration on the development of an OraQuick® HCV test and promotion of that test in the U.S. physicians’ office market;

•

Execution of a letter of intent with Roche Diagnostics for the negotiation of a joint development and commercialization agreement for high throughput fully-automated oral fluid assays for use with our Intercept® test;

•	Successful installation and implementation of a company-wide Enterprise Resource Planning System (“ERP”); and

•

Strengthening our management team, with the successful recruitment of a new Senior Vice President, Business Development, Vice President, Sales, Vice President, International Sales and Senior Vice President, Human Resources.

In light of the foregoing, the Committee concluded that Mr. Michels earned a performance rating for 2006 of “Meets Expectations.” As a result, and since Mr. Michels’ compensation was at about the fiftieth (50th) percentile, the Committee increased Mr. Michels’ annual base salary from $433,600 to $448,800 for 2007, which represented an approximate 3.50% annual increase.

Mr. Spair’s annual base salary was increased from $350,000 to $364,000 for 2007, representing an approximate 4.00% increase. Mr. Spair’s performance was rated “Meets Expectations” by the Committee, and this increase reflected the fact that his salary was below the fiftieth (50th) percentile. In evaluating Mr. Spair’s performance, the Committee also considered his increased responsibilities as Chief Operating Officer, his management of the Company’s financial planning, reporting and accounting functions, his contributions in managing investor relations, his leadership in reviewing potential strategic transactions, his assistance in the implementation of the ERP and his leadership in completing the purchases of the Company’s primary operating facilities in Bethlehem, PA.

Dr. Lee’s annual base salary was increased from $300,000 to $313,500 for 2007, representing an increase of 4.50%. Dr. Lee was rated as “Exceeds Expectations” and his increase reflected the fact that his salary was near the fiftieth (50th) percentile. In evaluating Dr. Lee’s performance, the Committee also considered his strong contributions toward extending the shelf life of our OraQuick ADVANCE® HIV test, his assistance in obtaining a CE mark for the OraQuick ADVANCE® HIV test, his assistance in the clinical development of an OraQuick® HIV test for the OTC market, his leadership in developing our OraQuick® HCV test, his contribution in collaborating with Roche Diagnostics in the development of fully automated, high-throughput oral fluid drug assays, and his implementation of improvements to our research and development department and product development process.

Mr. Formica’s annual base salary was increased from $260,300 to $268,100 for 2007, representing a 3.00% increase. Mr. Formica was rated as “Meets Expectations” and his increase reflected the fact that his salary was near the seventy-fifth (75th) percentile. In evaluating Mr. Formica’s performance, the Committee also considered his contributions in reducing the costs to produce our products, his efforts to automate and improve our manufacturing processes, and his support of a number of key regulatory and quality initiatives.

Finally, Mr. Zack’s annual base salary was increased from $245,100 to $252,500 for 2007. This represented a 3.00% increase. Mr. Zack was rated as “Meets Expectations” for 2006. Although his salary was below the fiftieth (50th) percentile, Mr. Zack received a 3.00% increase rather than the 3.50% indicated in the Committee’s guidelines, as a result of the Company’s lower than expected revenues during 2006. In evaluating Mr. Zack’s performance, the Committee also considered his efforts to increase our international sales.

2007 Incentive Cash Bonuses.    In February 2008, the Committee approved incentive cash bonuses to the executive officers under the 2007 Management Incentive Plan (the “2007 Incentive Plan”). Under the 2007 Incentive Plan, the Committee had previously established Threshold, Target and Maximum performance levels for financial and strategic objectives to be used to fund the bonus pool.

The financial objectives consisted of performance levels for total revenues and cash flow from operations for 2007. The strategic objectives consisted of the following: (1) complete clinical trials and submit a pre-market application with the FDA for our OraQuick® HCV test during 2007; (2) hire an executive to lead our efforts to commercialize an OraQuick® rapid HIV test for the United States OTC market and develop a product launch plan; (3) submit a 510(k) application with the FDA for a new claim for our OTC cryosurgical product; (4) obtain CE Mark approval for our OraQuick ADVANCE® HIV test and initiate sales of that product in Europe; (5) generate revenues for our U.S. OTC cryosurgical wart product above budget and resolve dispute with Prestige Brands and clarify our strategy; and (6) bring at least one strategic transaction to the Board for consideration. The revenue objectives, the cash flow from operations objectives and the strategic objectives as a group, were each weighted at 33 1/3% in determining the level of bonus pool funding. The following sets forth the potential bonus pool funding at each performance level:

	Threshold	Target	Maximum
Revenues	$70.0 million	$79.8 million	$86.5 million
Cash Flow from Operations	$1.9 million	$8.4 million	$12.4 million
Strategic Objectives (No. Achieved)	2	4	6
Pool Funding	$825,000	$1.65 million	$2.475 million

If the Company were to achieve the Target performance levels for all objectives, then the bonus pool would be funded at approximately $1.65 million, which equals 100% of the aggregate target bonus amounts for the Company’s senior management. If the Company were to achieve only the Threshold levels, then the bonus pool would be funded at approximately $825,000 or 50% of the aggregate target bonus, and if the Company were to achieve the Maximum objectives, then the bonus pool would be funded at approximately $2.475 million or 150% of the aggregate target bonuses.

During 2007, the Company achieved revenues of $82.7 million. However, this amount was reduced for purposes of bonus pool funding by approximately $4.0 million to $78.7 million to eliminate incremental sales of our OTC cryosurgical product to Prestige Brands. These incremental sales were eliminated because they had not been included in the Company’s financial projections. After adjustment, this result was slightly below the revenue Target of $79.8 million and resulted in a prorated funding for this objective of $517,000.

The Company also recorded $11.6 million in cash flow from operations for 2007. This also was reduced to $9.2 million to eliminate $2.4 million in cash flow from the incremental sales to Prestige Brands. After adjustment, this exceeded the cash flow Target of $8.4 million and resulted in a prorated funding for this objective of $569,000.

With respect to the strategic objectives, the Committee determined that management achieved three of the initiatives, should receive 50% credit for two initiatives and did not meet one initiative. As a result, the Committee concluded that a total of four initiatives were achieved. This met the Target objective of achieving 4 of the strategic initiatives and resulted in funding for this objective of $550,000.

Based on the foregoing, the initial bonus pool funding for 2007 totalled $1.636 million. The Committee then elected to exercise its discretion to increase the bonus pool by $214,000 to an aggregate of $1.85 million in recognition of (i) the significant progress made in the clinical development of an OraQuick® HIV test for home use and an OraQuick® HCV test for professional use, (ii) the generation of $4.0 million in incremental, non-budgeted sales despite the pending dispute with Prestige Brands, (iii) management’s efforts to expand sales internationally and (iv) the successful resolution and settlement of the patent infringement litigation against Schering-Plough. The final bonus pool funding of $1.85 million was also approved by the full Board.

The specific target percentages for individual bonus payments under the 2007 Incentive Plan are shown below and were set by the Committee (with Board approval) at levels that the Committee believed were competitive with incentive cash bonus opportunities available at comparable medical diagnostics and healthcare companies for each executive position.

Title	Target Payouts
Chief Executive Officer	50%
Chief Operating Officer and Chief Financial Officer	50%
Executive Vice President	40%
Senior Vice President	30%

In February 2008, the Committee approved the distribution of individual bonus awards to executive officers from the bonus pool for 2007, based on the target bonus amounts described above and an assessment of each officer’s performance during 2007 against pre-established performance objectives. The Company’s Target financial objectives were also included as part of each executive officer’s individual performance objectives for 2007 and were weighted at 50% for Mr. Michels and Mr. Spair, 40% for Mr. Formica and Mr. Zack and 30% for Dr. Lee.

In evaluating Mr. Michels, the Committee rated his performance as “Exceeds Expectations” for 2007. In reaching this determination, the Committee considered the following accomplishments during the year:

•	The 21% increase in total revenues compared to 2006, including revenue increases from infectious disease testing and cryosurgical systems of 23% and 36%, respectively;

•

Successful development of an OraQuick® rapid HCV test with performance equal to or better than HCV immunoassays currently on the market and significant work preparing for clinical trials of this product;

•

Substantial progress in completing the packaging and a customer reference and referral system for an OraQuick® HIV test for home use, completion of operational and label comprehension studies, and preparation for the start of both observed and unobserved user studies for this product;

•	Substantial progress towards extending the shelf life of our OraQuick ADVANCE® HIV Test;

•	Completion of clinical studies required for a 510(k) submission for a line extension of our OTC cryosurgical product;

•	Generation of approximately $4 million in incremental, non-budgeted revenues for our domestic OTC cryosurgical wart removal product and resolution of our dispute with Prestige Brands;

•	Successful resolution and settlement of our pending patent infringement litigation against Schering-Plough;

•	Receipt of a CE mark for our OraQuick ADVANCE® HIV Test and initiation of sales of this product in Europe;

•

Substantial progress on the collaborative development of fully-automated homogeneous oral fluid drugs of abuse assays with Roche Diagnostics, which will be used with our Intercept® oral fluid collection device;

•	Substantial growth in our international businesses, including $4.4 million in revenues generated from sales of our OTC cryosurgical wart removal product in Mexico; and

•	Strengthening of our management team through recruitment of a Vice President, Consumer Marketing, and Vice President, Government and External Affairs, as well as several other mid-level managers.

Based on the foregoing, the Committee awarded Mr. Michels a $280,000 bonus for 2007, which represented 62.4% of his annual base salary compared to his target bonus of 50%. Mr. Michels’ 2007 incentive cash bonus was also approved by the Board.

The Committee rated Mr. Spair’s performance for 2007 as “Exceeds Expectations” and awarded him a bonus of $227,000, which represented 62.4% of his base salary compared to his target bonus of 50%. In reaching this determination, the Committee recognized Mr. Spair’s expanded responsibilities for the overall supervision of Sales and Marketing and Operations, and his continued work in improving investor relations, management of the financial planning, reporting and accounting functions, assistance in evaluating potential strategic transactions, leadership in the implementation of the Company’s ERP and supervision of Sarbanes-Oxley compliance.

The Committee rated Dr. Lee’s performance for 2007 as “Exceeds Expectations” and awarded him a $156,000 bonus, which represented 49.8% of his base salary compared to his target of 40%. In reaching this determination, the Committee considered his efforts to extend the shelf life of our OraQuick ADVANCE® HIV-1/2 test, his assistance in obtaining a CE mark for OraQuick ADVANCE®, his support of our efforts to obtain FDA approval of our OraQuick® HIV test for home use, his leadership in the development of a new OraQuick® HCV test and fully-automated homogeneous high throughput oral fluid drugs of abuse assays, and his reorganization and restructuring of our research and development department and product development process.

The Committee rated Mr. Formica’s performance for 2007 as “Meets Expectations” and awarded him a bonus of $107,000, which represented 39.9% of his base salary and was equal to his target. In reaching this determination, the Committee considered Mr. Formica’s efforts to reduce the cost of producing our products, to automate manufacturing of our OraQuick ADVANCE® HIV-1/2 test and oral specimen collection devices, to improve our manufacturing processes and to complete various other operational initiatives.

Finally, the Committee rated Mr. Zack’s performance for 2007 as “Meets Expectations” and awarded him a bonus of $100,500, which represented 39.8% of his base salary and was equal to his target. In reaching this determination, the Committee considered his efforts to expand the Company’s domestic sales, especially of OraQuick® in the public health and hospital markets, his progress in growing the Company’s international sales, his successful recruitment of new sales and marketing executives and his leadership of various other sales and marketing initiatives.

2007 Equity Awards.    The amounts of potential equity awards to be granted in 2007 (expressed in number of shares) under the Stock Award Guidelines adopted by the Committee and Board for performance during 2006, are summarized below:

Performance Evaluation
	Meets Expectations		Exceeds Expectations		Outstanding
Position	Restricted Stock	Stock Option	Restricted Stock	Stock Option	Restricted Stock	Stock Option
CEO/COO/CFO	52,500 Shs	45,000 Shs	65,625 Shs	56,250 Shs	78,750 Shs	67,500 Shs
EVP	21,000 Shs	18,000 Shs	26,250 Shs	22,500 Shs	31,500 Shs	27,000 Shs
SVP	14,000 Shs	12,000 Shs	17,500 Shs	15,000 Shs	21,000 Shs	18,000 Shs

In February 2007, utilizing the Stock Award Guideline described above, the Committee approved stock option and restricted stock awards for the executive officers, based on the performance evaluations of such officers for 2006 (discussed above under “2007 Annual Base Salaries”), as set forth below:

Executive Officer	Performance Evaluation	Restricted Shares	Stock Options
Douglas A. Michels	Meets Expectations	52,500	45,000
Ronald H. Spair	Meets Expectations	52,500	45,000
Stephen R. Lee, Ph.D.	Exceeds Expectations	26,250	22,500
P. Michael Formica	Meets Expectations	21,000	18,000
Joseph E. Zack	Meets Expectations	21,000	18,000

Other Elements of Compensation.    The Committee reviewed each other element of compensation set forth in the Summary Compensation Table set forth below, and found them to be consistent with the Company’s compensation philosophy as described above.

Summary Compensation Table

The following table summarizes the compensation of our Chief Executive Officer and the other NEOs, for the years ended December 31, 2007 and 2006:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards[1] ($)		Option Awards[2] ($)		Non-Equity Incentive Plan Compensation[3] ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compen- sation[4] ($)		Total ($)
Douglas A. Michels President and Chief Executive Officer	2007 2006	$ $	448,508 433,146	— —	$ $	731,911 584,325	$ $	614,608 593,963	$ $	280,000 108,400	— —	$ $	4,000 4,000	$ $	2,079,027 1,723,834

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	2007 2006	$ $	363,731 320,220	— —	$ $	428,237 283,477	$ $	208,806 277,078	$ $	227,000 87,500	— —	$ $	4,000 4,000	$ $	1,231,774 972,275

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	2007 2006	$ $	313,241 267,849	— —	$ $	361,892 209,762	$ $	176,476 162,363	$ $	156,000 75,000	— —	$ $	4,000 4,000	$ $	1,011,609 718,974

P. Michael Formica Executive Vice President, Operations	2007 2006	$ $	267,950 260,096	— —	$ $	185,730 207,940	$ $	177,651 251,326	$ $	107,000 52,100	— —	$ $	4,000 4,000	$ $	742,331 775,462

Joseph E. Zack Executive Vice President, Marketing and Sales	2007 2006	$ $	252,358 244,805	— —	$ $	185,730 163,833	$ $	147,656 214,425	$ $	100,500 49,000	— —	$ $	4,000 4,000	$ $	690,244 676,063

(1)	The values set forth in this column reflect the compensation expense recognized for financial statement reporting purposes for the applicable year, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment (“SFAS 123R”), of restricted stock awards made to the NEOs under the Company’s Stock Award Plan, and may include amounts from restricted stock granted in and prior to such year. The market value of these shares at the date of grant is recognized on a straight-line basis over the vesting period. Additional information regarding restricted stock awards is included in footnote 10 to the Company’s audited financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2008 (the “2007 10-K Report”).

(2)	The values set forth in this column reflect the compensation expense recognized for financial statement reporting purposes for the applicable year, in accordance with SFAS 123R, of stock option awards made to the NEOs under the Stock Award Plan, and may include costs for stock options granted in and prior to such year. Assumptions used in the calculation of those amounts are included in footnote 10 to the Company’s audited financial statements for the year ended December 31, 2007, included in the Company’s 2007 10-K Report.

(3)	The indicated amounts reflect incentive cash bonuses paid to the NEOs pursuant to the 2007 Incentive Plan, based on performance during 2007. For a description of these incentive cash bonus payments, see the Section entitled, “2007 Incentive Cash Bonuses,” in the CD&A.

(4)	The indicated amounts reflect cash contributed to a 401(k) profit sharing plan as an employer-matching contribution, which is offered to all employees of the Company.

Grants of Plan-Based Awards

The following table summarizes information concerning possible and actual restricted stock and stock option awards for the NEOs during the fiscal year ended December 31, 2007, as well as possible payouts under the 2007 Incentive Plan:

Name	Grant Date[1]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]						Estimated Possible Payouts Under Equity Incentive Plan Awards[3]			All other Stock Awards: Number Of Shares Of Stock Or Units (#)	All other Option Awards: Number Of Securities Underlying Options (#)	Exercise or Base Price of Option Awards[4] ($/Sh)		Grant Date Fair Value of Stock and Option Awards[5] ($)
		Threshold ($)		Target ($)		Maximum ($)		Threshold (# Shs.)	Target (# Shs.)	Maximum (# Shs.)
Douglas A. Michels President and Chief Executive Officer	2/1/07 2/1/07 N/A N/A	$	— — 112,200 —	$	— — 224,400 —	$	— — 336,600 —	— — 52,500 RS 45,000 SO	— — 65,625 RS 56,250 SO	— — 78,750 RS 67,500 SO	52,500 — — —	— 45,000 — —	$	— 8.28 — —	$ $	434,438 161,735 N/A N/A

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	2/1/07 2/1/07 N/A N/A	$	— — 91,000 —	$	— — 182,000 —	$	— — 273,000 —	— — 52,500 RS 45,000 SO	— — 65,625 RS 56,250 SO	— — 78,750 RS 67,500 SO	52,500 — — —	— 45,000 — —	$	— 8.28 — —	$ $	434,438 161,735 N/A N/A

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	2/1/07 2/1/07 N/A N/A	$	— — 62,700 —	$	— — 125,400 —	$	— — 188,100 —	— — 21,000 RS 18,000 SO	— — 26,250 RS 22,500 SO	— — 31,500 RS 27,000 SO	26,250 — — —	— 22,500 — —	$	— 8.28 — —	$ $	217,219 80,867 N/A N/A

P. Michael Formica Executive Vice President, Operations	2/1/07 2/1/07 N/A N/A	$	— — 53,620 —	$	— — 107,240 —	$	— — 160,860 —	— — 21,000 RS 18,000 SO	— — 26,250 RS 22,500 SO	— — 31,500 RS 27,000 SO	21,000 — — —	— 18,000 — —	$	— 8.28 — —	$ $	173,775 64,694 N/A N/A

Joseph E. Zack Executive Vice President, Marketing and Sales	2/1/07 2/1/07 N/A N/A	$	— — 50,500 —	$	— — 101,000 —	$	— — 151,500 —	— — 21,000 RS 18,000 SO	— — 26,250 RS 22,500 SO	— — 31,500 RS 27,000 SO	21,000 — — —	— 18,000 — —	$	— 8.28 — —	$ $	173,775 64,694 N/A N/A

(1)	Annual equity incentive awards to NEOs, consisting of a combination of restricted stock (“RS”) and stock options (“SO”), are determined for each year pursuant to the Stock Award Guidelines, based on an evaluation of each officer’s performance during the year against previously established performance objectives. Annual equity awards made during 2007 were approved by the Compensation Committee on February 1, 2007 for performance during 2006. For a description of these equity awards and their terms, see the Sections entitled, “Compensation Components – Equity Awards” and “2007 Equity Awards,” in the CD&A.

(2)	The indicated amounts represent possible incentive cash bonus payments to the NEOs under the 2007 Incentive Plan for performance during 2007. On February 1, 2008, bonus payments under the 2007 Incentive Plan were approved by the Compensation Committee for each of the NEOs based on the Company’s achievement of certain financial and strategic objectives for 2007 and an assessment of each officer’s performance against pre-established performance objectives. A further description of the payments approved under the 2007 Incentive Plan is set forth in the Section entitled, “2007 Incentive Cash Bonuses,” in the CD&A. Actual amounts paid for 2007 are also disclosed in the Summary Compensation Table.

(3)	The indicated amounts represent the possible number of shares which could have been granted to the NEOs in 2007 in the form of restricted stock and stock options pursuant to the Stock Award Guidelines, based on each officer’s performance during 2006. Specific awards of restricted stock and stock options were approved by the Compensation Committee for the NEOs pursuant to the applicable Stock Award Guidelines on February 1, 2007 based on an assessment of each officer’s performance against pre-established performance objectives for 2006. A further description of these equity awards and their terms is set forth in the Sections entitled, “Compensation Components – Equity Awards” and “2007 Equity Awards,” in the CD&A. Compensation expense associated with RS and SO awards for 2007 and prior years is disclosed in the Summary Compensation Table.

(4)	The exercise price for stock options is the fair market value of the Company’s Common Stock on the date of grant, which is calculated as the mean between the high and low sales price of the Common Stock as reported by NASDAQ on the date of grant.

(5)	The indicated amounts represent the grant date fair value calculated in accordance with SFAS 123R.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes information regarding unexercised stock options and unvested restricted stock held by the NEOs at December 31, 2007:

	Option Awards[1]							Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[2] (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)		Market Value of Shares or Units of Stock That Have Not Vested[8] ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas A. Michels President and Chief Executive Officer	350,000 49,219 32,343 — — — — —	50,000 18,281 35,157 45,000 — — — —	3(a) 3(b) 3(c) 3(d)	— — — — — — — —	$ $ $ $	7.77 5.60 9.56 8.28 — — — —	6/22/2014 1/26/2015 1/23/2016 2/01/2017 — — — —	— — — — 168,480 26,250 52,500 52,500	3(e) 3(f) 3(g) 3(h)	$ $ $ $	— — — — 1,497,787 233,363 466,725 466,725	— — — — — — — —	— — — — — — — —

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	150,000 65,000 90,000 97,917 19,688 12,937 — — — — —	— — — 2,083 7,312 14,063 45,000 — — — —	4(a) 4(b) 4(c) 4(d)	— — — — — — — — — — —	$ $ $ $ $ $ $	10.70 5.87 6.96 8.20 5.60 9.56 8.28 — — — —	11/1/2011 1/31/2012 1/31/2013 1/14/2014 1/26/2015 1/23/2016 2/01/2017 — — — —	— — — — — — — 10,500 21,000 33,333 52,500	4(e) 4(f) 4(g) 4(h)	$ $ $ $	— — — — — — — 93,345 186,690 296,330 466,725	— — — — — — — — — — —	— — — — — — — — — — —

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	70,313 8,625 — — — — —	54,687 9,375 22,500 — — — —	5(a) 5(b) 5(c)	— — — — — — —	$ $ $	8.97 9.56 8.28 — — — —	9/23/2015 1/23/2016 2/01/2017 — — — —	— — — 13,333 14,000 26,666 26,250	5(d) 5(e) 5(f) 5(g)	$ $ $ $	— — — 118,530 124,460 237,061 233,363	— — — — — — —	— — — — — — —

P. Michael Formica Executive Vice President, Operations	52,960 33,750 45,000 75,000 97,917 16,406 10,781 — — — —	— — — — 2,083 6,094 11,719 18,000 — — —	6(a) 6(b) 6(c) 6(d)	— — — — — — — — — — —	$ $ $ $ $ $ $ $	10.71 7.09 5.87 6.96 8.20 5.60 9.56 8.28 — — —	10/16/2010 12/13/2010 1/31/2012 1/31/2013 1/14/2014 1/26/2015 1/23/2016 2/01/2017 — — —	— — — — — — — — 8,750 17,500 21,000	6(e) 6(f) 6(g)	$ $ $	— — — — — — — — 77,788 155,575 186,690	— — — — — — — — — — —	— — — — — — — — — — —

Joseph E. Zack Executive Vice President, Marketing and Sales	125,000 30,000 73,438 16,406 10,781 — — — —	— — 1,562 6,094 11,719 18,000 — — —	7(a) 7(b) 7(c) 7(d)	— — — — — — — — —	$ $ $ $ $ $	4.06 6.96 8.20 5.60 9.56 8.28 — — —	9/9/2012 1/31/2013 1/14/2014 1/26/2015 1/23/2016 2/01/2017 — — —	— — — — — — 8,750 17,500 21,000	7(e) 7(f) 7(g)	$ $ $	— — — — — — 77,788 155,575 186,690	— — — — — — — — —	— — — — — — — — —

(1)	The indicated information does not include restricted stock or stock options awarded to the NEOs in February 2008 pursuant to the Stock Award Guidelines, in respect of performance during 2007.

(2)	Stock options vest over four years, with the first 25% vesting on the first anniversary of the grant date and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of restricted stock vest over a three-year period, with one-third vesting on the first anniversary of the grant date, a second third vesting on the second anniversary and the final third vesting on the third anniversary.

(3)	The indicated stock options and restricted stock vest as follows:
(a)	8,333 options on the 22nd of each month, from January 22, 2008 through June 22, 2008;
(b)	1,406 options on the 26th of each month, from January 26, 2008 through January 26, 2009;
(c)	1,406 options on the 23rd of each month, from January 23, 2008 through January 23, 2010;
(d)	11,250 options on February 1, 2008, and 937 options on the 1st of each month, from March 1, 2008 through February 1, 2011;
(e)	6,480 restricted shares quarterly on March 31, June 30, September 30 and December 31 of each year, from March 31, 2008 through June 30, 2014;
(f)	26,250 restricted shares on January 26, 2008;
(g)	26,250 restricted shares on January 23, 2008 and 2009; and
(h)	17,500 restricted shares on February 1, 2008, 2009, and 2010.

(4)	The indicated stock options and restricted stock vest as follows:
(a)	2,083 options on January 14, 2008;
(b)	562 options on the 26th of each month, from January 26, 2008 through January 26, 2009;
(c)	562 options on the 23rd of each month, from January 23, 2008 through January 23, 2010;
(d)	11,250 options on February 1, 2008, and 937 options on the 1st of each month, from March 1, 2008 through February 1, 2011;
(e)	10,500 restricted shares on January 26, 2008;
(f)	10,500 restricted shares on January 23, 2008 and 2009;
(g)	16,667 restricted shares on September 29, 2008 and 2009; and
(h)	17,500 restricted shares on February 1, 2008, 2009, and 2010.

(5)	The indicated stock options and restricted stock vest as follows:
(a)	2,604 options on the 23rd of each month, from January 23, 2008 through September 23, 2009;
(b)	375 options on the 23rd of each month, from January 23, 2008 through January 23, 2010;
(c)	5,625 options on February 1, 2008, and 469 options on the 1st of each month, from March 1, 2008 through February 1, 2011;
(d)	13,333 restricted shares on September 23, 2008;
(e)	7,000 restricted shares on January 23, 2008 and 2009;
(f)	13,333 restricted shares on September 29, 2008 and 2009; and
(g)	8,750 restricted shares on February 1, 2008, 2009, and 2010.

(6)	The indicated stock options and restricted stock vest as follows:
(a)	2,083 options on January 14, 2008;
(b)	469 options on the 26th of each month, from January 26, 2008 through January 26, 2009;
(c)	469 options on the 23rd of each month, from January 23, 2008 through January 23, 2010;
(d)	4,500 options on February 1, 2008, and 375 options on the 1st of each month, from March 1, 2008 through February 1, 2011;
(e)	8,750 restricted shares on January 26, 2008;
(f)	8,750 restricted shares on January 23, 2008 and 2009; and
(g)	7,000 restricted shares on February 1, 2008, 2009, and 2010.

(7)	The indicated stock options and restricted stock vest as follows:
(a)	1,562 options on January 14, 2008;
(b)	469 options on the 26th of each month, from January 26, 2008 through January 26, 2009;
(c)	469 options on the 23rd of each month, from January 23, 2008 through January 23, 2010;
(d)	4,500 options on February 1, 2008, and 375 options on the 1st of each month, from March 1, 2008 through February 1, 2011;
(e)	8,750 restricted shares on January 26, 2008;
(f)	8,750 restricted shares on January 23, 2008 and 2009; and
(g)	7,000 restricted shares on February 1, 2008, 2009, and 2010.

(8)	The indicated values were determined by multiplying the number of unvested shares of restricted stock shown in this table by $8.89 per share, the closing price of the Company’s Common Stock as reported by NASDAQ on December 31, 2007.

Option Exercises and Stock Vested

The following table summarizes information with respect to the exercise of stock options and vesting of restricted stock for each of the NEOs during the fiscal year ended December 31, 2007:

	Option Awards[1]		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number Of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
Douglas A. Michels President and Chief Executive Officer	—	—	78,420	$661,374

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	—	—	37,667	$343,538

Stephen R. Lee, Ph.D. Executive Vice President, Research and Development	—	—	33,667	$317,597

P. Michael Formica Executive Vice President, Operations	—	—	17,500	$145,863

Joseph E. Zack Executive Vice President, Marketing and Sales	—	—	17,500	$145,863

(1)	No stock options were exercised by any of the NEOs during 2007.

(2)	The indicated amounts were calculated by multiplying the number of restricted shares acquired upon vesting by the market value of the Company’s Common Stock on the applicable vesting date. The market value was determined by calculating the mean between the high and low sales price of the Common Stock as reported by NASDAQ on the vesting date.

Pension Benefits

We provide no pension benefits to the NEOs other than the right to participate in our 401(k) Plan. For a further description of the terms of the 401(k) Plan, see the Section entitled, “Compensation Components – Retirement Programs,” in the CD&A.

Nonqualified Deferred Compensation

None of the NEOs has received any nonqualified deferred compensation during the fiscal year ended December 31, 2007.

Employment Agreements and Potential Payments Upon Termination or Change in Control

Mr. Michels has an employment agreement with the Company that provides for the various components of compensation described in the CD&A. In addition, upon a termination of employment, Mr. Michels’ contract provides for certain post-employment severance and other benefits, as described below.

Mr. Michels’ employment agreement will terminate upon his death or disability. In addition, Mr. Michels may terminate his employment at any time and for any reason upon 90 days written notice to the Company, for “good reason” (as defined below), or following a “change in control” (as defined below). Mr. Michels’ employment agreement can also be terminated by the Company for “cause” (as defined below) or without “cause.”

As used in the agreement, the term “good reason” means (i) a material breach of the agreement by the Company that is not cured within 30 days of written notice, (ii) any diminution in Mr. Michels’ position, duties or responsibilities or requirement that Mr. Michels report to any person other than the Board of Directors, (iii) any relocation of Mr. Michels’ primary place of work to a location that is more than 25 miles from the Company’s Bethlehem, Pennsylvania facilities, or (iv) a reduction in Mr. Michels’ salary. The agreement further provides that any of the following events shall constitute “cause”: (a) the willful and continued failure by Mr. Michels to substantially perform his duties, (b) the engaging by Mr. Michels in gross misconduct or gross negligence materially injurious to the Company, (c) the commission of an act by Mr. Michels in direct competition with or materially detrimental to the Company’s best interests, or (d) Mr. Michels’ commission of a felony.

A “change in control” generally is defined to take place when disclosure of such a change would be required by the proxy rules promulgated by the SEC or when:

•

a person (other than the Company, any of its subsidiaries, any employee benefit plan of the Company, or any person with voting power arising from a revocable proxy) acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 30% or more of the combined voting power of the Company’s voting securities;

•	less than a majority of the directors are persons who were either nominated or selected by the Board;

•

the consummation of any consolidation or merger in which the Company is not the surviving corporation or the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company; or

•	the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

A “change in control period” is the period which begins three months prior to the occurrence of a change in control and ends 18 months after the occurrence of a change in control.

Upon the termination of Mr. Michels’ employment upon his death or disability, by Mr. Michels for any reason other than good reason or by the Company for cause, Mr. Michels will be entitled to receive his salary through the date of termination and any bonus approved by the Board or the Compensation Committee prior to the date of termination but not yet paid and, in the case of a termination upon his death or disability, a cash bonus for the calendar year in which termination occurs that Mr. Michels would have received but for his death or disability, prorated through the date of death or commencement of disability. Upon termination of the agreement by Mr. Michels with good reason or after a change in control or by the Company without cause (which includes the Company’s failure to renew the agreement), Mr. Michels would be entitled to receive his salary through the date of termination and any bonus that has been approved by the Board or the Compensation Committee prior to the date of termination but not yet paid, a cash bonus for the calendar year in which termination occurs equal to Mr. Michels’ target bonus for such year, and for a period of one year after the date of termination, benefits for Mr. Michels and/or his family at levels substantially equal to those that would have been provided to them by the

Company if Mr. Michels’ employment had not been terminated. If termination is for good reason or without cause (which includes the Company’s failure to renew the agreement) and does not occur during a change in control period, Mr. Michels would also continue to receive his salary for 12 months after termination or, if greater and termination occurs during the initial three-year term of the agreement, the remainder of such initial term. If, however, termination is for good reason or without cause (which includes the Company’s failure to renew the agreement) and occurs during a change in control period, or if termination is by Mr. Michels after a change in control, Mr. Michels will be required to enter into a transitional services agreement with the Company pursuant to which he would provide transitional services for a six-month period following the termination date in exchange for payment of his salary over such period, and Mr. Michels would then continue to receive his salary for 30 additional months after completion of the six-month transition service period. Mr. Michels’ agreement also provides that the Company will pay an amount equal to the first $1 million of excise tax incurred under Section 280G of the Internal Revenue Code on compensation paid to Mr. Michels upon a change in control.

All stock awards granted to Mr. Michels are required to immediately vest (i) in the event of a change in control or (ii) if Mr. Michels’ employment is terminated for good reason by Mr. Michels or by the Company without cause during a change in control period, and 50% of such stock awards shall vest in the event Mr. Michels’ employment is terminated for good reason or by the Company without cause during any period other than a change in control period.

The termination and severance provisions in the employment agreements for the other NEOs are substantially similar to Mr. Michels’ employment agreement, with the following exceptions. The Company is obligated to pay an amount up to the first $500,000, rather than $1 million, of excise tax imposed under Section 280G of the Internal Revenue Code on compensation paid as a result of a change in control for Messrs. Spair, Formica, Zack and Dr. Lee. Messrs. Formica and Zack are entitled to receive 18 months, rather than 30 months, of continued salary after completion of the six-month transition services period, in the event of a termination of their agreements for good reason or without cause during a change in control period or after a change in control. Dr. Lee is entitled to receive (i) 18 months, rather than 12 months, of continued salary in the event his agreement is terminated without cause during a period that is not a change in control period but within 30 months after September 23, 2005, the date of his agreement, and (ii) 18 months, rather than 30 months, of continued salary after completion of the six-month transition service period, in the event of a termination of the agreement for good reason or without cause during a change in control period or after a change in control.

The following table provides estimates of the potential severance and other post-termination benefits the NEOs would receive assuming their employment was terminated as of December 31, 2007:

Name	Benefit	Voluntary Termination or Termination for Cause	Termination for Death or Disability[1]	Termination for Good Reason or Without Cause Not Within Change in Control Period[1]	Termination after Change in Control, or for Good Reason or Without Cause Within Change in Control Period[1,2]
Douglas A. Michels	Salary Continuation	—	—	$444,800	$1,334,400
President and Chief	Bonus	—	$280,000	$222,400	$222,400
Executive Officer	Accelerated Option Vesting	—	—	$72,053	$144,106
	Accelerated Restricted Stock Vesting	—	$2,664,600	$1,332,300	$2,664,600
	Health Care Benefits	—	—	$10,161	$10,161

	Total	—	$2,944,600	$2,081,714	$4,375,667

Ronald H. Spair	Salary Continuation	—	—	$364,000	$1,092,000
Chief Financial Officer	Bonus	—	$227,000	$182,000	$182,000
and Chief Operating	Accelerated Option Vesting	—	—	$26,592	$53,183
Officer	Accelerated Restricted Stock Vesting	—	$1,043,090	$521,545	$1,043,090
	Health Care Benefits	—	—	$7,775	$7,775

	Total	—	$1,270,090	$1,101,912	$2,378,048

Stephen R. Lee, Ph.D.	Salary Continuation	—	—	$473,250	$631,000
Executive Vice	Bonus	—	$156,000	$126,200	$126,200
President, Research	Accelerated Option Vesting	—	—	$6,919	$13,838
and Development	Accelerated Restricted Stock Vesting	—	$713,414	$356,707	$713,414
	Health Care Benefits	—	—	$7,501	$7,501

	Total	—	$869,414	$970,577	$1,491,953

P. Michael Formica	Salary Continuation	—	—	$268,100	$536,200
Executive Vice	Bonus	—	$107,000	$107,240	$107,240
President, Operations	Accelerated Option Vesting	—	—	$12,358	$24,717
	Accelerated Restricted Stock Vesting	—	$420,053	$210,026	$420,053
	Health Care Benefits	—	—	$10,139	$10,139

	Total	—	$527,053	$607,863	$1,098,349

Joseph E. Zack	Salary Continuation	—	—	$252,500	$505,000
Executive Vice	Bonus	—	$100,500	$101,000	$101,000
President, Marketing	Accelerated Option Vesting	—	—	$16,105	$32,209
and Sales	Accelerated Restricted Stock Vesting	—	$420,053	$210,026	$420,053
	Health Care Benefits	—	—	$7,655	$7,655

	Total	—	$520,553	$587,286	$1,065,917

(1)

The indicated values for the accelerated vesting of stock options reflect (i) the number of option shares which would vest on an accelerated basis, multiplied by (ii) the excess, if any, of the $8.89 per share closing price for the Company’s Common Stock, as reported by NASDAQ on December 31, 2007, over the applicable exercise price for each option. The indicated values for the accelerated vesting of restricted stock reflect the $8.89 per share closing price multiplied by the number of shares which would vest on an accelerated basis.

(2)	The Company will also pay the excise tax incurred under Section 280G of the Internal Revenue Code on compensation paid to the Named Executive Officers in the event of a change in control in an amount up to $1 million for Mr. Michels and $500,000 for the other NEOs.

Compensation of Directors

All non-employee Directors receive an annual fee of $25,000. In addition, the Chairman of the Board receives an additional annual fee of $20,000, the Chairmen of the Audit Committee and Compensation Committee receive an additional annual fee of $10,000 each, and the Chairman of the Nominating and Corporate Governance Committee receives an additional annual fee of $5,000. Thus, the Chairman of the Board, and the Chairmen of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee receive aggregate annual fees of $45,000, $35,000, $35,000 and $30,000, respectively. Annual fees are payable quarterly in advance.

Each non-employee Director receives a $2,000 fee for each Board meeting attended, and each member of a Board Committee receives an additional $1,000 fee for each Committee meeting attended. Fees will be payable for meetings held in person or by conference telephone. A meeting fee will only be paid with respect to a meeting for which minutes are prepared. Non-employee Directors also receive reimbursement for their reasonable out-of-pocket costs of attending Board and Committee meetings.

Non-employee Directors receive an initial grant of 40,000 stock options upon joining the Board (the “Initial Grant”). An additional grant of 40,000 stock options is also made to any non-employee Director who becomes Chairman of the Board (the “Chairman Grant”). Each non-employee Director receives an annual grant of 15,000 stock options (the “Annual Grant”) on the annual option grant date for officers and employees of the Company, except for the Chairman of the Board, who receives an Annual Grant of 25,000 stock options.

The options granted to non-employee Directors are nonqualified stock options and have an exercise price equal to the mean between the high and low sales prices of the Company’s Common Stock as quoted on NASDAQ on the grant date. Each Initial Grant and Chairman Grant generally vests on a monthly basis over the 24 months immediately following the grant date, and each Annual Grant generally vests on a monthly basis over the 12 months immediately following the grant date. Options become exercisable in full immediately upon the occurrence of a change in control of the Company. A change in control of the Company would occur on the happening of such events as the acquisition of beneficial ownership by a person or group of 30 percent or more of the outstanding Common Stock of the Company, certain changes in Board membership affecting a majority of positions, certain mergers or consolidations, a sale or other transfer of all or substantially all the Company’s assets, or approval by the stockholders of a plan of liquidation or dissolution of the Company, as well as any change in control required to be reported under the SEC’s proxy disclosure rules. Payment of the exercise price may be made in cash or by delivery of previously acquired shares of Common Stock having a fair market value equal to the aggregate exercise price.

The following table summarizes information related to compensation of non-employee Directors during the fiscal year ended December 31, 2007:

Name[1]	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards[2,3] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Michael Celano	$53,486	—	$132,780	—	—	—	$186,266
Jack Goldstein, Ph.D.	$54,000	—	$143,817	—	—	—	$197,817
Ronny B. Lancaster	$58,000	—	$55,527	—	—	—	$113,527
Charles W. Patrick	$51,030	—	$152,567	—	—	—	$203,597
Roger L. Pringle	$59,000	—	$55,527	—	—	—	$114,527
Douglas G. Watson	$82,000	—	$91,488	—	—	—	$173,488

(1)	Because Messrs. Michels and Spair are officers of the Company, they are not entitled to any separate compensation for service on the Board or any Committee thereof and have not been included in this table.

(2)	The values set forth in this column reflect the compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123R, of stock option awards made to non-employee Directors under the Stock Award Plan, and this may include costs for stock options granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s 2007 10-K Report. This column does not include the value of any stock options awarded to non-employee Directors in February 2008.

(3)	Non-employee Directors held options to purchase the following aggregate number of shares of the Company’s Common Stock at December 31, 2007: Mr. Celano: 55,000 shares; Dr. Goldstein: 55,000 shares; Mr. Lancaster: 115,000 shares; Mr. Patrick: 55,000 shares; Mr. Pringle: 260,552 shares; and Mr. Watson: 215,000 shares. None of the non-employee Directors held any restricted shares as of December 31, 2007. The aggregate number of stock options and restricted shares held by Messrs. Michels and Spair are set forth in the table in the Section entitled, “Outstanding Equity Awards at Fiscal Year-End,” in this Proxy Statement. The grant date fair values of the stock options awarded to the non-employee Directors in 2007, calculated pursuant to SFAS 123R, are as follows: $53,912 for Messrs. Celano, Lancaster, Patrick, Pringle and Dr. Goldstein and $89,853 for Mr. Watson.

Compensation Committee Interlocks and Insider Participation

Roger L. Pringle, Jack Goldstein, Ph.D., Charles W. Patrick and Douglas G. Watson served as members of the Compensation Committee of the Board during 2007. None of Mr. Pringle, Dr. Goldstein, Mr. Patrick or Mr. Watson has served or is currently serving as an officer or employee of the Company, nor have they engaged in any transactions involving the Company which would require disclosure as a transaction with a related person. There are no compensation committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. This report shall not be deemed to be “incorporated by reference” into any document filed under the Securities Act of 1933, as amended, or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The Compensation Committee of OraSure Technologies, Inc. has reviewed and discussed with the Company’s management the Section entitled, “Compensation Discussion and Analysis,” contained in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the foregoing Compensation Discussion and Analysis be included in the Company’s 2007 10-K Report and Proxy Statement for the 2008 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE:

Roger L. Pringle, Chairman

Jack Goldstein, Ph.D.

Charles W. Patrick

Douglas G. Watson

March 29, 2008

Item 2. Amendment of OraSure Technologies, Inc. 2000 Stock Award Plan

General

On November 16, 1999, the Board of Directors of Epitope adopted, subject to stockholder approval, the Epitope, Inc. 2000 Stock Award Plan (the “Award Plan”). The Award Plan was approved by Epitope’s stockholders on February 15, 2000. The Award Plan initially authorized for award a maximum of 2,500,000 shares of common stock of Epitope, plus the number of shares that were available for grant under the Epitope, Inc. 1991 Stock Award Plan on February 15, 2000, and such additional shares that become available under the terms of the Award Plan thereafter.

Effective September 29, 2000, in connection with the merger of Epitope, Inc. and STC Technologies, Inc. into the Company, the name of the Award Plan was changed to the OraSure Technologies, Inc. 2000 Stock Award Plan and the Award Plan was adopted as a stock award plan of the Company. All options granted under the Award Plan prior to the merger were assumed by and became obligations of the Company. The shares subject to grant under the Award Plan had a market value (determined as the average high and low sales price on the NASDAQ Stock Market) of $7.38 per share on March 24, 2008.

The Company’s Board of Directors (the “Board”) has approved and recommended for submission to stockholders several amendments to the Award Plan including an increase in the number of shares of Common Stock authorized for grant under the Award Plan and an extension in the duration of the Award Plan. Assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by Proxy at the Annual Meeting, is required for approval of the proposed amendments. Shares voted in person or represented by a Proxy which are not voted for approval of the amended Award Plan (by voting no or abstaining) will have the effect of voting against this proposal. Shares as to which a broker or other nominee has indicated on a duly executed and returned Proxy or otherwise advised us that it lacks voting authority will have no effect on the vote for this proposal. Your Board recommends that stockholders vote FOR approval of the amendment of the Award Plan.

Amendment to the Award Plan

As of March 24, 2008, there were 1,149,993 shares of Common Stock remaining available for grant as stock options or other equity awards under the Award Plan. In order to enable the Company to continue to attract qualified directors, officers, employees and outside advisors and to compensate its directors, officers, employees and advisors in a manner that is competitive with compensation provided by other medical diagnostic companies, the Board determined that additional shares of Common Stock would need to be authorized for grants under the Award Plan. Accordingly, subject to stockholder approval, the Board approved amendment of the Award Plan to increase the number of authorized shares by 2,500,000 shares. As a result of this increase, there will be a total of 3,649,993 shares available under the Award Plan on or after March 24, 2008. The Board determined that this increase in authorized shares will meet the Company’s needs under the Award Plan for the foreseeable future. The Board also approved (i) limitations on the number of Incentive Stock Options, Restricted Awards, Performance Awards and Other Stock-Based Awards which may be granted under the Award Plan on or after March 24, 2008; (ii) an extension of the duration of the Award Plan until May 13, 2018, and (iii) the elimination of a “reload” provision in the Award Plan, which stated that any shares of Common Stock used as partial payment by a participant of the option, purchase or exercise price of an Award and any shares covered by a Stock Appreciation Right that are not used upon exercise, will become available for future Awards. The Award Plan was previously filed as Exhibit 10 to the Company’s Current Report on Form 8-K filed May 18, 2006, and a copy of the proposed amendments is attached to this Proxy Statement as Exhibit A.

Summary of the Award Plan as Amended

A summary description of certain terms and provisions of the Award Plan as proposed to be amended follows.

Purpose

The purpose of the Award Plan is to promote and advance the interests of the Company and its stockholders by enabling the Company to attract, retain, and reward employees, outside advisors, and Directors of the Company and any subsidiaries. The Award Plan is intended to strengthen the mutuality of interests between employees, advisors, and Directors and the Company’s stockholders by offering equity-based incentives to promote the long-term growth, profitability and financial success of the Company.

Eligibility

The Award Plan provides for stock-based awards to (i) employees of the Company and any subsidiaries, if any (ii) members of advisory committees or other consultants to the Company or its subsidiaries (“Advisors”), and (iii) nonemployee Directors of the Company. Persons who help the Company raise money by selling securities or who promote or maintain a market for the Company’s securities are not eligible to participate in the Award Plan as Advisors. In addition, only Advisors who, in the judgment of the Compensation Committee of the Board (the “Committee”), are or will be contributors to the long-term success of the Company, will be eligible to receive Awards (as defined below). As of March 24, 2008, the Company had 292 employees and six nonemployee Directors, all of whom are eligible to receive Awards under the Award Plan.

Administration of the Award Plan

The Committee administers the Award Plan and determines the persons who are to receive Awards and the types, amounts, and terms of Awards. For example, the Committee may determine the exercise price, the form of payment of the exercise price, the number of shares subject to an Award, and the date or dates on which an Award becomes exercisable. The Committee may delegate to one or more officers of the Company the authority to determine the recipients of and the types, amounts and terms of Awards granted to participants who are not Reporting Persons. Awards made by the Committee for the Company’s Chief Executive Officer are also reviewed and approved by the full Board.

The Award Plan will continue in effect until May 13, 2018 or until the Award Plan is otherwise terminated by the Board. Termination or expiration of the Award Plan will not affect outstanding Awards.

The Award Plan permits the Board to amend the Award Plan, subject to stockholder approval if required by law or the rules of a stock exchange or over-the-counter trading system. In order to retain favorable treatment of Awards under applicable tax laws, the Board cannot increase the number of shares covered by the Award Plan without further stockholder approval.

Awards

Awards that may be granted under the Award Plan include stock options, stock appreciation rights, restricted awards, performance awards, and other stock-based awards (collectively, “Awards”). The following is a brief summary of the various types of Awards that may be granted under the Award Plan.

Stock Options.    Options granted under the Award Plan may be either incentive stock options (“ISOs”), a tax-favored form of Award meeting the requirements of Section 422 of the Internal Revenue Code, as amended, or nonqualified options (“NQOs”), which are not entitled to special tax treatment. The Award Plan limits the maximum term of any option granted to a period not longer than ten years from the date of grant. The exercise price of any option granted under the Award Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant, except that in the case of an option granted to holders of 10% or more of the Company’s voting securities, the exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant.

The agreement evidencing the grant of a stock option (the “Option Agreement”) will specify, as determined by the Committee, the time or times when the option is exercisable, in whole or in part, and the extent to which the option remains exercisable after the option holder ceases to be an employee, Advisor or nonemployee Director of the Company. The Option Agreement may, in the discretion of the Committee, provide whether the option will become fully exercisable upon the death, disability or retirement of the option holder or upon a change of control of the Company. An option may be exercised by payment of the exercise price in cash or, at the discretion of the Committee, in any combination of cash, previously held shares of Common Stock or share equivalents, or with proceeds from the sale of shares subject to the option.

Options granted to employees under the Award Plan generally vest over four years, with 25% of the grant vesting on the first anniversary of the grant date and the remaining 75% vesting ratably on a monthly basis over the next three years. Options granted to nonemployee Directors generally vest ratably on a monthly basis over either a 12 or 24-month period, depending on the type of grant. See the Section entitled, “Compensation of Directors,” for a further description of the terms of options granted to nonemployee Directors under the Award Plan. Options granted under the Award Plan generally provide for accelerated vesting upon a “change of control.” Therefore, all unvested options outstanding as of the date of the merger under the Award Plan were vested in full on that date. The Committee may provide for different vesting for any option granted under the Award Plan.

The Committee, in its discretion, may provide in the Option Agreement that, to the extent that the option is exercised using previously acquired shares of Common Stock, the option holder shall automatically be granted a replacement (“reload”) option for a number of shares of Common Stock equal to the number of shares surrendered upon exercise with an option price equal to the fair market value of Common Stock on the date of exercise and subject to such other terms as the Committee determines.

In no event may options for more than 500,000 shares of Common Stock be granted to any individual under the Award Plan during any fiscal year period.

Stock Appreciation Rights.    A recipient of stock appreciation rights (“SARs”) will receive, upon exercise, a payment (in cash or in shares of Common Stock) based on the increase in the fair market value of a share of Common Stock between the date of grant and the date of exercise. SARs may be granted in connection with options or other Awards granted under the Award Plan or may be granted as independent Awards. In no event may SARs for more than 500,000 shares of Common Stock be granted to any individual under the Award Plan during any fiscal year period.

Restricted Awards.    Restricted Awards may take the form of restricted shares or restricted units. Restricted shares are shares of Common Stock that may be subject to forfeiture if the recipient terminates employment or service as an Advisor or nonemployee Director during a specified period (the “Restriction Period”). Stock certificates representing restricted shares are issued in the name of the recipient, but are held by the Company until the expiration of the Restriction Period. From the date of issuance of restricted shares, the recipient is entitled to the rights of a stockholder with respect to the shares, including voting and dividend rights. Restricted units are Awards that entitle the recipient to receive a share of Common Stock or the fair market value of a share at some future date, which similarly may be subject to forfeiture if the recipient terminates employment or service as an Advisor or nonemployee Director during the applicable Restriction Period. At the expiration of the Restriction Period, payment with respect to restricted units is made in an amount equal to the fair market value of the number of shares of Common Stock covered by the restricted units. Payment may be in cash, unrestricted shares of Common Stock, or any other form approved by the Committee.

Performance Awards.    Performance Awards are designated in units equivalent in value to a share of Common Stock. A Performance Award is subject to forfeiture if or to the extent that the Company, a subsidiary, an operating group, or the recipient, as specified by the Committee in the Award, fails to meet performance goals established for a designated performance period. Performance Awards earned by attaining performance goals are paid at the end of a performance period in cash, shares of Common Stock, or any other form approved by the Committee. The number of shares of Common Stock issuable with respect to Performance Awards granted to any individual executive officer may not exceed 150,000 shares for any calendar year.

Other Stock-Based Awards.    The Committee may grant other Awards that involve payments or grants of shares of Common Stock or are measured by or in relation to shares of Common Stock.

Shares Subject to the Award Plan

If the amendment is approved, the maximum number of shares of Common Stock for which Awards may be granted under the Award Plan (as amended) will be 3,649,993 shares on or after March 24, 2008. This amount includes 1,149,993 shares of Common Stock that were available for Awards prior to the amendment plus 2,500,000 shares proposed to be added by the amendment. If an Award under the Award Plan is cancelled or expires for any reason prior to becoming fully vested or exercised or is settled in cash in lieu of shares, or is exchanged for other Awards under the Award Plan, then all shares covered by such Awards will be made available for future Awards under the Award Plan. As of March 24, 2008, there were options and other Awards outstanding relating to 6,157,218 shares of Common Stock which had been granted under the Award Plan.

In the event of a change in the Company’s capitalization affecting the Common Stock, including a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares or other form of reorganization, the Committee shall make such proportionate adjustments as it may determine, in its sole discretion to be appropriate as a result of such change, to the aggregate number of shares for which Awards may be granted under the Award Plan, the maximum number of shares which may be sold or awarded to any participant, the number of shares covered by each outstanding Award, and the price per share in respect of outstanding Awards.

Federal Income Tax Consequences

The following discussion summarizes the principal anticipated federal income tax consequences of Awards granted under the Award Plan, to participants and to the Company.

Incentive Stock Options.    A recipient of an option does not realize taxable income upon the grant or exercise of an ISO. If no disposition of shares occurs within two years from the date of grant or within one year from the date of exercise, then (a) upon the sale of the shares, any amount realized in excess of the exercise price is taxed to the option recipient as long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction is allowed to the Company for federal income tax purposes. For purposes of computing alternative minimum taxable income, an ISO is treated as an NQO.

If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above, then (a) the recipient will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of the shares) over the exercise price thereof and (b) the Company would be entitled to deduct such amount. Any further gain realized is taxed as a short-term or long-term capital gain, as applicable, and does not result in any deduction for the Company. Any disqualifying disposition as described above will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonqualified Options.    No income is realized by an option recipient at the time an NQO is granted. Upon exercise, (a) ordinary income is realized by the option recipient in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise and (b) the Company receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss, as applicable, and will not result in any deduction to the Company.

Payment of Exercise Price in Shares.    The Committee may permit participants to pay all or a portion of the exercise price for an option using previously acquired shares of Common Stock. If an option is exercised and payment is made in previously held shares (held for six months or longer), there is no taxable gain or loss to the participant other than any gain recognized as a result of exercise of the option, as described above.

Stock Appreciation Rights.    The grant of a SAR to a participant will not cause the recognition of income by the participant. Upon exercise of a SAR, the participant will realize ordinary income equal to the amount of cash payable to the participant plus the fair market value of any shares of Common Stock delivered to the participant. The Company will be entitled to a deduction equal to the amount of ordinary income realized by the participant in connection with the exercise of a SAR.

Restricted Awards and Performance Awards.    Generally, a participant will not recognize any income upon issuance of a Restricted Award or Performance Award that is subject to forfeiture. Generally, a participant will recognize ordinary income upon the vesting of Restricted Awards or Performance Awards in an amount equal to the amount of cash payable to the participant plus the fair market value of shares of Common Stock delivered to the participant. Dividends paid with respect to Awards during the period such Awards are subject to forfeiture will be taxable as ordinary income to the participant. However, a participant may elect to recognize compensation income upon the grant of restricted shares, based on the fair market value of the shares of Common Stock subject to the Award at the date of grant. If a participant makes such an election, dividends paid with respect to the restricted shares will not be treated as ordinary income, but rather as dividend income, and the participant will not recognize additional income when the restricted shares vest. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant. If a participant who receives an Award of restricted shares makes the special election described above, the Company will not be entitled to deduct dividends paid with respect to the restricted shares.

Limitation on Deductibility of Certain Compensation.    Section 162(m) of the Internal Revenue Code generally makes nondeductible to the Company taxable compensation paid to a single individual in excess of $1 million in any calendar year if the individual is the Chief Executive Officer or one of the next four highest-paid executive officers, unless the excess compensation is considered to be “performance based.” Among other requirements contained in Section 162(m), the material terms of a compensation plan in which such officers participate must be approved by stockholders for awards or compensation provided under the plan to be considered “performance based.” The Company may in the future consider structuring Awards to attempt to meet the requirements of Section 162(m) if it determines the action to be advisable.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 about the shares of Common Stock that may be issued upon the exercise of options under all of our equity compensation plans. These plans include the Award Plan, the Epitope, Inc. 1991 Stock Award Plan (the “1991 Plan”), the Agritope, Inc. 1992 Stock Award Plan (the “Agritope Plan”), and the OraSure Technologies, Inc. Employee Incentive and Non-Qualified Stock Option Plan (the “Employee Incentive Plan”). The Award Plan, the 1991 Plan and the Agritope Plan were Epitope equity compensation plans, and the Employee Incentive Plan was an STC Technologies, Inc. equity compensation plan. In connection with the merger of Epitope and STC into the Company on September 29, 2000, the Award Plan was adopted by the Company, and the Company assumed the obligation to issue shares for the then outstanding stock options granted under the Award Plan, the 1991 Plan, the Agritope Plan and the Employee Incentive Plan. Additional grants of equity compensation may only be made under the Award Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted-average exercise price of outstanding options (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,293,582		$7.98		1,993,376	[1]
Equity compensation plans not approved by security holders	1,432,959	[2]	$6,82	[2]	—

Total	4,726,541				1,993,376

(1)	Represents shares remaining available for future issuance as of December 31, 2007 under the Award Plan.

(2)	Includes 182,814 shares issuable as of December 31, 2007 under options at a weighted-average exercise price of $3.89 per share under the 1991 Plan, the Agritope Plan, and the Employee Incentive Plan.

Item 3. Ratification Of Appointment Of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has reappointed the firm of KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2008. Ratification of this appointment requires the affirmative vote of a majority of shares present in person or by Proxy and entitled to vote at the Annual Meeting. Shares voted in person or represented by Proxy which are not voted for this ratification (by voting no or abstaining) will have the effect of voting against this proposal. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for ratification of the appointment of KPMG as our independent registered public accounting firm for 2008. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its appointment.

One or more representatives of KPMG are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions. Your Board recommends that the stockholders vote “FOR” ratification of the appointment of KPMG.

Audit Fees; Audit-Related Fees; Tax Fees; All Other Fees.

The following table presents fees for professional audit services rendered by KPMG for the audits of our annual financial statements for the years ended December 31, 2007 and 2006, for the audits of our internal controls over financial reporting as of December 31, 2007 and 2006 and for the review of the financial statements included in our Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2007 and 2006. The following table also includes fees billed for other services rendered by KPMG:

	2007	2006
Audit fees[1]	$487,500	$455,000
Audit-related fees	—	—

Audit and audit related fees	487,500	455,000
Tax fees[2]	88,550	115,725
All other fees[3]	—	—

Total fees	$576,050	$570,725

(1)	Includes fees related to the audit of our financial statements for each indicated year, audits of our internal controls over financial reporting, and interim reviews of our financial statements in the Company’s Quarterly Reports on Form 10-Q for each indicated year, notwithstanding when the fees were billed or when the services were rendered. Also, included in 2006 are professional services in connection with the review of a registration statement on Form S-8 and the issuance of a related consent.

(2)	During 2007 and 2006, we engaged KPMG to provide tax compliance, tax advice and tax planning services.

(3)	The Company did not pay any other fees to KPMG in connection with their services in 2007 and 2006.

During 2007 and 2006, we did not engage KPMG to provide any professional services related to financial information systems design and implementation.

The Audit Committee has adopted a general practice of pre-approving all audit and non-audit services provided to the Company by our independent registered public accounting firm. The Chairman of the Audit Committee has been delegated the authority to pre-approve audit and non-audit services having an aggregate value of up to $10,000 in between meetings of the Audit Committee, provided that such pre-approval is communicated to the Audit Committee at its next scheduled meeting. All services by KPMG have been pre-approved in accordance with these practices.

Annual Report

Our Annual Report to Stockholders for the year ended December 31, 2007 accompanies this Proxy Statement. On written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of our Common Stock on March 24, 2008, the record date for the Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of the Secretary of the Company at our address set forth in the Notice of Annual Meeting of Stockholders immediately preceding this Proxy Statement.

Deadline For Stockholder Proposals

You may submit proposals for inclusion in the proxy materials for the Company’s 2009 Annual Meeting of Stockholders. Any such proposals must meet the stockholder eligibility and other requirements imposed by rules issued by the SEC and must be received by the Company at 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Secretary, in accordance with Rule 14a-8 promulgated under the Exchange Act, not later than December 9, 2008.

Our Bylaws provide that a stockholder proposal must meet certain predetermined requirements in order to be considered at the Annual Meeting. In order to be considered, a stockholder’s proposal must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, if less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to each matter the stockholder proposes to bring before the meeting, a brief description of the matter and the reasons for considering that matter at the Annual Meeting. The notice must also include the name and record address of the stockholder, the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder, and any material interest the stockholder has in the matter(s) proposed for consideration at the Annual Meeting. To the extent the Board of Directors or the SEC, or a court of competent jurisdiction, deems these Bylaw provisions to be inconsistent with the right of stockholders to request inclusion of a proposal in the Company’s proxy materials pursuant to Rule 14a-8 promulgated under the Exchange Act, such rule shall prevail.

BY ORDER OF THE BOARD OF DIRECTORS

Jack E. Jerrett

Secretary

April 7, 2008

Exhibit A

Proposed Amendment of OraSure Technologies, Inc.

2000 Stock Award Plan (the “Award Plan”)

The Company’s Board of Directors has approved, and recommended for approval by stockholders, (i) a 2,500,000 share increase in the number of authorized shares available under the Award Plan, (ii) an extension of the duration of the Award Plan to May 13, 2018 and (iii) certain other amendments. In order to reflect these changes, Sections 4.1, 4.2.2 and 4.2.3 and Article 17 of the Award Plan were amended and restated, subject to stockholder approval, as follows:

“4.1 Duration of the Plan. The Plan is effective February 15, 2000, The Plan shall remain in full force and effect until May 13, 2018, or the date it is terminated by the Board. The Board shall have the power to amend, suspend or terminate the Plan at any time, provided that no such amendment shall be made without shareholder approval to the extent such approval is required under section 422 of the Code, section 162(m) of the Code, the rules of a stock exchange or any other applicable law. Termination of the Plan under this Section shall not affect Awards outstanding under the Plan at the time of termination.”

*    *    *    *

“4.2.2 Number of Shares; Restrictions.

(a) The maximum number of Shares for which Awards may be granted under the Plan on or after March 24, 2008, is 3,649,993 Shares, plus any Shares that become available as the result of the cancellation or expiration of any Award, subject to adjustment for changes in capitalization affecting the Corporation’s Common Stock pursuant to Section 14.2 of the Plan.

(b) The maximum number of Shares that may be issued pursuant to paragraph (a) above on or after March 24, 2008, pursuant to Incentive Stock Options, is 1,824,997 Shares, subject to adjustment for changes in capitalization affecting the Corporation’s Common Stock pursuant to Section 14.2 of the Plan.

(c) The maximum number of Shares that may be issued pursuant to paragraph (a) above on or after March 24, 2008, as Restricted Awards, Performance Awards or Other Stock-Based Awards is 2,399,993 Shares, subject to adjustment for changes in capitalization affecting the Corporation’s Common Stock pursuant to Section 14.2 of the Plan and provided that the Shares under any such Award that is cancelled or expires shall be available for future Awards under this provision.”

*    *    *    *

“4.2.3 Availability of Shares for Future Awards. If an Award under the Plan is canceled or expires for any reason prior to having been fully Vested or exercised by a Participant or is settled in cash in lieu of Shares or is exchanged for other Awards, then all Shares covered by such Awards will be made available for future Awards under the Plan.”

*    *    *    *

“ARTICLE 17

SHAREHOLDER APPROVAL

The Plan, as amended and restated, is expressly subject to the approval by the shareholders at the 2008 annual meeting of the Corporation’s shareholders.”

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	FOR	WITHHOLD	2. Amend OraSure Technologies, Inc. 2000 Stock Award Plan	FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS Class II (Term Expiring 2011)	☐	☐		☐	☐	☐
01 Ronny B. Lancaster 02 Roger L. Pringle 03 Ronald H. Spair			3. Ratification of Appointment of KPMG LLP	FOR ☐	AGAINST ☐	ABSTAIN ☐

(Instruction: To withhold authority to vote for any individual nominee, mark FOR and strike a line through the nominee’s name in the list above. To withhold authority to vote for all nominees, mark WITHHOLD.)

Signature                                                                 Signature                                                                 Date                                                                 , 2008

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

é FOLD AND DETACH HERE é

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time May 12, 2008.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http:/ /www.proxyvoting.com/osur Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail , mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

PROXY

2008 Annual Meeting of Stockholders

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jack E. Jerett and Mark L. Kuna, and each of them, proxies with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the 2008 Annual Meeting of Stockholders of OraSure Technologies, Inc. (the “Company”), to be held on Tuesday, May 13, 2008, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present, with respect to the matters listed on the reverse side.

The shares represented by this Proxy, if properly executed, will be voted as specified on the reverse side or, if no specification is made, will be voted (i) FOR the election of the nominees listed on the reverse side as directors, (ii) FOR the amendment of the OraSure Technologies, Inc. 2000 Stock Award Plan and (iii) FOR the ratification of the appointment of KPMG LLP as the Company’s in dependent registered public accounting firm for 2008. If any other business properly comes before the meeting, the proxies named above will have discretionary authority to vote thereon in accordance with their best judgement.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

OraSure Technologies, Inc.

2008 Annual Meeting of Stockholders

Tuesday, May 13, 2008